UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

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Waters Corporation
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Waters™

2023 PROXY STATEMENT

Waters™
Waters
Zspray™
ESI | APCI | ESCi®

April 13, 2023

Dear Shareholders,

We are proud of the progress we made throughout the year to energize innovation in our pipeline and regain our commercial momentum. The efforts and dedication of the global Waters team is at the core of our industry leading results, and we are thankful for their focus on our customers and hard work to leave the world better than we found it.

Our Board is focused on the continued evolution of our company and governance practices to ensure we remain well positioned to execute on the next phase of growth. In 2022, the Board prioritized strategic oversight of commercial execution, ongoing board refreshment and succession planning, and continued progress on our 2025 Sustainability initiatives.

•

The Board remains active in its refreshment process, with six new independent directors added over the last five years. We have focused on adding the right skillsets to support our transformation, with a focus on international, commercialization and financial expertise.

•

We are pleased to have welcomed new directors Dan Brennan and Mark Vergnano in 2022, both outstanding leaders with extensive experience in the medical device and chemistry industries, respectively, who also bring strong environmental and human capital expertise. We also appointed Rick Fearon to the Board in 2023 who brings a wealth of international business experience, with specific strategic planning, finance and M&A expertise. The Board thanks Edward Conard for his dedication, service and innumerable contributions to Waters.

•

Consistent with our focus on diversity to support the success of our business, we are pleased to share that nearly half of our Board is diverse by gender or ethnicity, and two-thirds of our executive team is diverse based on gender and ethnicity. Additionally, 34% of our global executives are women, an all-time high for Waters.

•

We are honored to have our ESG progress recognized through inclusion in the Dow Jones Sustainability North America Index, Barron’s 100 Most Sustainable U.S. Companies 2022, and the Human Rights Campaign 2022 Corporate Equality Index. These awards acknowledge Waters continued record of moving science forward through innovation and being responsible to our people and the planet.

On behalf of the entire Board, thank you for your investment in Waters. We ask for your voting support on the matters described in this proxy statement and invite your participation at the meeting and welcome your input throughout the year.

Sincerely,

Dr. Flemming Ornskov, M.D., M.P.H. Chairman of the Board of Waters Corporation

April 13, 2023

Dear Shareholders,

Thank you for continuing to be a part of our journey. We made significant progress regaining our commercial momentum, strengthening our leadership, revitalizing our innovation, and defining our long-term strategy. We could not have achieved this without the dedication of our more than 8,200 employees globally.

After a very strong 2021, Waters achieved revenue growth of 7% as reported and 12% on a constant currency basis1 in 2022, with an adjusted operating margin of 30.2%. Waters’ shareholders continued to benefit from our continued top-quartile total shareholder returns in 2022, which outperformed the broader market and Waters’ life science tools peers in a year of negative equity market performance. We continued to drive innovation particularly in our mass spectrometry portfolio. We also earned recognition for our environmental, social and governance efforts, with a top score on the Human Rights Campaign Corporate Equality Index and recently ranked in the Top 5 on Barron’s Most Sustainable Companies List.

At our core, we use science to improve human health and well-being. We enable scientists to make sure medicines and vaccines are safe, our food and water is pure, our car batteries don’t catch fire and the materials used in products contribute to a sustainable future. We do this through continuing to strengthen our relationships with our customers, who trust our simple, yet powerful analytical instruments and informatics to produce compliant data for regulators.

We are proud of the consistent growth delivered over the past three years. We experienced an 8.5% 3-year constant currency revenue CAGR, driven by strong execution that is broad-based across our portfolio, geographies, and end markets.

We regained commercial momentum in part from our commercial initiatives since 2019, in which we:

•	Established a strong cadence of instrument replacement

•	Increased service attachment rate by +350bps

•	Doubled revenues from contract organizations

•	Drove +14% increase in eCommerce adoption of our Chemistry columns, supporting growth

•	Increased our product vitality index by +600bps through launch excellence

We strengthened our leadership, refreshing the Board with outstanding leadership experience and expertise as well as investing in diversity and training. We are proud to share that two-thirds of our Executive Team is diverse by gender or ethnicity and 34% of Senior Directors and above are women, an all-time high for Waters.

We revitalized innovation through new product introductions especially in our mass spectrometry portfolio, including Xevo™ TQ Absolute MS for PFAS testing and clinical diagnostics, Xevo™ G3 QToF, MaxPeak™ Premier Columns, TA Instruments™ Rheometer Tooling and Software, and two waters_connect™ Lab Informatics Platform applications.

Finally, we continued to increase our focus on our long-term strategy in high growth market segments, both organically and through collaborations with partners who have similar goals. After previously investing in Megadalton Solutions, in early 2022 we acquired their technology to apply charge detection mass spectrometry to cell and gene therapy. We also opened the Immerse Delaware laboratory at The University of Delaware and established the ASEAN Academy for Bioanalysis to provide scientists and researchers the latest analytical instruments and software from Waters for developing next-generation methods for new applications.

We entered 2023 with a lot of excitement – we have already launched important new products including the next-generation Alliance™ iS High Performance Liquid Chromatography (HPLC) System and announced our agreement to acquire laser light scattering pioneer, Wyatt Technology. We look forward to welcoming Wyatt to the Waters family and sharing updates with you throughout the year as we integrate our businesses and bring new solutions to our customers.

Thank you again for your trust in Waters.

Sincerely, Udit
Dr. Udit Batra, Ph.D. President and Chief Executive Officer

[1]

Unless otherwise noted, sales growth percentages are presented on a constant currency basis. Adjusted operating margin percentages are presented on a Non-GAAP basis. See the Company’s website for the GAAP to Non-GAAP reconciliations for the year-over-year constant currency revenue and the adjusted operating margin percentage.

WATERS CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	Tuesday, May 23, 2023

Time:	12:00 p.m., Eastern Time

Place:

The Annual Meeting (the “Annual Meeting”) of Waters Corporation (“Waters” or the “Company”) will be a virtual meeting held exclusively via the Internet. To attend, you must register at www.proxydocs.com/wat. After you register, you will receive instructions via email, including your unique links that will allow you access to the Annual Meeting and will permit you to submit questions. You will not be able to attend the Annual Meeting in person.

Record Date:

March 24, 2023. Only shareholders of record at the close of business on the record date are entitled to receive notice of, and vote at, the Annual Meeting. During the Annual Meeting, a list of the shareholders entitled to vote at the Annual Meeting will be available for inspection upon request.

Items of Business:	1. To elect directors to serve for the ensuing year and until their successors are elected;

2. To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023;

3. To approve, by non-binding vote, executive compensation;

4. To approve, by non-binding vote, the frequency of executive compensation votes; and

5. To consider and act upon any other matters which may properly come before the Annual Meeting or any adjournment thereof.

Voting:

Your vote is extremely important regardless of the number of shares you own. Whether or not you expect to participate in the Annual Meeting, we urge you to vote promptly by telephone or Internet or by signing, dating, and returning a printed proxy card or voting instruction form, as applicable. If you participate in the Annual Meeting, you may vote your shares electronically during the Annual Meeting even if you previously voted your proxy. Please vote as soon as possible to ensure that your shares will be represented and counted at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for Annual Meeting of Shareholders

To be Held on May 23, 2023: The Proxy Statement and the Annual Report on Form 10-K for the fiscal year ended December 31, 2022 are available at https://www.proxydocs.com/wat.

This Proxy Statement (the “Proxy Statement”) is being furnished by the Board of Directors (the “Board”) of
Waters Corporation (“Waters” or the “Company”) in connection with the Board’s solicitation of proxies (each a
“Proxy” and, collectively, the “Proxies”) for use at the 2023 Annual Meeting (the “Annual Meeting”).

We are making the Proxy Statement and the form of Proxy first available on or about April 13, 2023.

By order of the Board of Directors

Keeley A. Aleman

Senior Vice President, General Counsel and Secretary

Milford, Massachusetts

April 13, 2023

Certain of the statements in this Proxy Statement may contain “forward-looking” statements regarding future results and events. For this purpose, any statements that are not statements of historical fact may be deemed forward-looking statements. Without limiting the foregoing, the words “feels”, “believes”, “anticipates”, “plans”, “expects”, “intends”, “suggests”, “appears”, “estimates”, “projects” and similar expressions, whether in the negative or affirmative, are intended to identify forward-looking statements. The Company’s actual future results may differ significantly from the results discussed in the forward-looking statements within this Proxy Statement for a variety of reasons, including and without limitation, the factors discussed in the sections entitled “Forward-Looking Statements” and “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 (the “Annual Report”), as updated by the Company’s future filings with the Securities and Exchange Commission (the “SEC”). The forward-looking statements included in this Proxy Statement represent the Company’s estimates or views as of the date of this Proxy Statement and should not be relied upon as representing the Company’s estimates or views as of any date subsequent to the date of this Proxy Statement. Except as required by law, the Company does not assume any obligation to update any forward-looking statements.

The Company is providing its website address in this Proxy Statement solely for the information of investors. The Company does not intend the address to be an active link or to otherwise incorporate the contents of the website, including any reports that are noted in this Proxy Statement as being posted on the website, into this Proxy Statement or into any of our other filings with the SEC.

WATERS CORPORATION AT A GLANCE

WHAT IS WATERS CORPORATION

Waters is the world’s leading manufacturer of specialty measurement tools, and primarily designs, manufactures, sells, and services instruments, consumables, and software that are used by life science, pharmaceutical, biochemical, industrial, nutritional safety, environmental, academic, and governmental customers working in research and development, quality assurance, and other laboratory applications. With operations in 35 countries, our 14 manufacturing facilities and more than 8,200 employees provide products and services to customers in over 100 countries. We generated revenue of $3.0 billion in 2022 with a market capitalization of approximately $20.4 billion as of December 31, 2022.

ESG AND SHAREHOLDER ENGAGEMENT AT WATERS

We commit to leave the world a better place

•	Reduce our most significant environmental impacts

•	Become more representative of the society we live in

•	Enhance long-term stakeholder value with good governance and effective oversight

We invest in the diversity and safety of our people

•	The number of women at the Senior Director level and above increased to 34% in 2022, a 12% increase from 2017

•

Approximately 23% of our U.S. workforce identifies themselves as being racially and/or ethnically diverse, with 11% of our workforce identifying as Asian, 4% as Black or African American, 7% identifying as Hispanic/Latinx and 1% identifying themselves as being two or more races

•

Waters received a score of 100 out of 100 on the 2022 Corporate Equality Index (CEI), the Human Rights Campaign Foundation’s annual scorecard for LGBTQ workplace equality. In addition, Waters was ranked #5 on Barron’s 100 Most Sustainable U.S. Companies 2023. Waters is also included in the Dow Jones Sustainability Index (“DJSI”)

We invest in research

•	One in six of our employees works full-time in research and development

•	Our STEM Ambassador Initiative, science scholarships, and other programs support our talent pipeline as well as creating opportunities for under-represented populations

We invest in our operations

•	We are streamlining how we innovate, develop, and deliver our products

•	We are decreasing our environmental impact by, for instance, increasing natural resource efficiency

•	We are identifying opportunities in engineering, procurement, and operations to reduce the environmental impact of our products and supply chain

We invest in our planet

•

Our Scope 1 & 2 emissions in 2022 were approximately 5% lower than they were in 2021. This is due in part to the purchase of renewable energy for several manufacturing sites, to the increased use of renewable energy in electricity grids that serve many of our facilities, to increased use of hybrid and electric vehicles in our service fleet, and to facilities consolidation.

•

We have increased our renewable energy use by approximately 33% since 2021. As of December 31, 2022, approximately 77% of our electricity comes from renewable and/or low-carbon sources. Of this figure, 26% of our energy use in 2022 reflects ongoing sustainable energy use at our Wilmslow, Wexford, Solihull, and Huellhorst sites. The remaining 51% represents sustainable energy sourcing as a result of the purchase of renewable energy credits that cover power use for our Taunton, New Castle, Golden, Lindon, Eden Prairie, and Nixa sites, as well as a portion of Milford’s power use.

We invest in our community

•

Our Waters Student Academy program delivers an immersive summer internship program for high school students with hands-on experiences in science, business, and soft skills; in addition, this year we are also expanding our program outside the United States. Waters Student Academy will run in Wilmslow, United Kingdom and Wexford, Ireland communities to provide them the same hands-on experiences.

•	Our scholarship program that Waters launched at two Historically Black Colleges and Universities including Cheyney University of Pennsylvania and Clark Atlanta University

•

Our partnership with Junior Achievement Worldwide, a long-time partner of Waters and one of the world’s most impactful youth-serving nonprofits, to host a mentorship opportunity in Wexford focused on ‘Girls in Science’

We attract investment from long-term shareholders

•

Waters is well represented among investors seeking long-term, sustainable investments. According to IHS Markit, as of December 31, 2022, approximately 27% of institutions with socially responsible investing mandates at the firm-level and a North America focus, are invested in Waters in one or more of their funds.

•	Long-term-focused environmental, social, and governance filtered funds that invest in U.S. companies are invested in Waters.

•

We have strong governance provisions such as an independent board chair and proxy access. We have also continued to demonstrate our commitment towards ESG with favorable scoring from leading scorecards such as S&P Global, MSCI, Sustainalytics and Institutional Shareholder Services. This is also reflected in our membership of the DJSI, and our top five ranked position in the Barron’s 100 Most Sustainable Companies list for 2023.

•

We continued our shareholder engagement efforts in 2022, highlighted by participation in 10 investor conferences and 6 non-deal roadshows, including several international engagement events. In 2022, we had over 275 meetings or calls with more than 450 investors and research analysts at more than 250 firms, including the majority of our top 50 shareholders. The Board and management will continue to demonstrate that we are accountable to shareholders, and we will continue to seek to incorporate feedback to ensure we are acting in the best interests of our stakeholders.

HOW WE ARE DOING

	2017	2018	2019	2020	2021	2022

WATERS CORPORATION	100.00	97.65	120.94	128.07	192.87	177.33

NYSE MARKET INDEX	100.00	91.05	114.28	122.26	147.54	133.75

SIC CODE INDEX	100.00	95.62	125.72	148.85	191.58	156.89

S&P 500 INDEX	100.00	109.38	135.10	179.41	220.97	147.77

PROPOSAL 1 — ELECTION OF DIRECTORS

WHO WE ARE

At Waters, we believe that tone for excellence and integrity is set at the top — with us, the Board. In this Proxy Statement, we highlight examples of our strong oversight actions and the exceptional stature, accomplishments, and diversity amongst our members.

Our diverse Board is comprised of Directors with extensive industry experience and a broad set of skills, attributes, and backgrounds critical to providing us with strategic and operational oversight. As part of our Board’s long-standing commitment to ongoing and planned Board refreshment, we were pleased to appoint Messrs. Brennan and Vergnano to the Board in November 2022 and Mr. Fearon in March of 2023. The Board has an active search to identify new directors and is looking exclusively for female director candidates who will bring additive and complementary skills to the Board. Effective as of the Annual Meeting, the size of our Board will be reduced from 10 (ten) to 9 (nine) Directors. As noted in last year’s proxy statement, Mr. Conard is not standing for re-election at the Company’s Annual Meeting. Mr. Conard has provided thoughtful financial and strategic perspective during his tenure. The Company thanks him for his service.

Director Diversity & Tenure

Director Experience and Skills Matrix

Board Skills

Executive Leadership

Experience serving in a senior leadership position in a major organization

IMPACT: Enables advisement, support, and oversight of the executive team

Public Company Board

Experience serving as a public company director other than on the Company's board,

IMPACT: Contributes to good corporate governance practices

Industry

Experience in manufacturing operation and logistics

IMPACT: Provides valuable perspective and understanding of our business and strategy

Science / Technology

Expertise in the science or technology fields

IMPACT: Enables effective oversight of our innovation strategy, including the technical aspects of the strategy as well as our current and future product portfolio

Global

Experience working with multinational companies or in global markets, leading to a deep knowledge of operations and business strategy abroad and international supply chain management

IMPACT: Assists in understanding and acting to address the impact of global markets and events on our global activities

Finance / Accounting

Expertise in the finance function of an enterprise, resulting in knowledge of financial management, capital allocation, and financial reporting processes

IMPACT: Allows assessment of our financial performance and monitoring of the integrity of our financial reporting process

Business Strategy & Operations

Expertise in strategic planning and developing short-and-long-term business strategies and provision of operational knowledge related to our business

IMPACT: Allows for the assessment of our operating plan and business strategy

Risk Management & ESG

Experience in enterprise risk management overseeing, the identification and assessment of risks, including those related to cybersecurity, corporate responsibility, and sustainability (ESG)

IMPACT: Aids managing risk and ensuring the business remains responsible and sustainable in the long term

Mergers & Acquisitions

Experience in assessment, execution, and integration of potential acquisitions

IMPACT: Provides guidance relating to our strategic growth initiatives

Our Board possesses a deep and broad set of skills and experiences that facilitate strong oversight and strategic direction for a leading global analytical instrument provider.

Dr. Flemming Ornskov, M.D., M.P.H.

Chairman of the Board

Chief Executive Officer, Galderma

Independent Director since

2017

Age: 65

Committees

•  Nominating and Corporate Governance (Chair)

•  Compensation

Dr. Flemming Ornskov is currently CEO of Galderma (since 2019), a healthcare company focused on dermatology.

He brings operational and medical knowledge along with extensive international, strategic planning and operational experience in the healthcare sector having an extensive career serving in senior leadership roles and on boards at a number of global pharmaceutical, biotechnology and healthcare companies.

Dr. Ornskov qualified as a Doctor of Medicine at the University of Copenhagen Medical School and earned a Master of Public Health (MPH) from Harvard University School of Public Health and an MBA from INSEAD.

Additional Experience

•   Chief Executive Officer and Board member, Shire plc (2013 – 2019)

•   Chief Marketing Officer and Global Head of Strategic Marketing for General & Specialty Medicine, Bayer AG (2010 – 2012)

•   Global President of Pharmaceuticals and OTC, Bausch & Lomb, Inc. (2008 – 2010)

•   Prior to these assignments, held roles of increasing responsibility at among others, Merck & Co. Inc. and Novartis AG

Other Public Company Boards

•   Centogene NV (NSDQ: CNTG)

Former (past 5 years)

•   Karo Pharma AB (STO: KARO) (2019 – November 24, 2022)(Taken private and now known as Karo Healthcare AB)

•   Recordati S.p.A.

Linda Baddour Former EVP and Chief Financial Officer, PRA Health Sciences Independent Director since 2018 Age: 64 Committees • Audit (Chair) • Finance

Ms. Baddour is the former Executive Vice President and CFO of PRA Health Sciences (2007 – 2018).

She provides the Waters Board with significant accounting, finance and health care industry expertise, gained through her extensive experience as a senior financial executive across healthcare, life sciences, and pharmaceutical services and banking companies.

Ms. Baddour is also a certified public accountant and received a BA and MBA from the University of North Carolina at Wilmington.

Additional Experience

•   Chief Financial Officer and Accounting Officer at Pharmaceutical Product Development, Inc. (2002 – 2007); Chief Accounting Officer (1997 – 2007); Corporate Controller (1995 – 1997)

•   Controller of Cooperative Bank for Savings Inc. (1980 – 1995)

Other Public Company Boards

•   Cryoport, Inc. (NSDQ: CYRX) (2021 – present)

Former (past 5 years)

None

Dr. Udit Batra, Ph.D. President and Chief Executive Officer, Waters Director since 2020 Age: 52 Committees None

Dr. Batra is currently Chief Executive Officer of Waters, a position he has held since 2020.

He brings more than two decades of leadership and operational expertise in the healthcare and life sciences industries, including leadership of multi-billion-dollar global organizations.

Dr. Batra received a B.S. from the University of Delaware and a PhD in Chemical Engineering from Princeton University.

Additional Experience

•   Chief Executive Officer, MilliporeSigma, life sciences business of publicly traded Merck KGaA (2014 – 2020)

•   President and CEO, Consumer Health, Merck KGaA (2011 – 2014)

•   Held various leadership roles at Novartis International AG (2006 – 2011)

•   Senior Engagement Manager at McKinsey & Company (2001 – 2004)

•   Research Fellow, Merck & Co., Inc. (1996 – 2001)

Other Public Company Boards

•   None

Former (past 5 years)

None

Dan Brennan Executive Vice President and Chief Financial Officer, Boston Scientific Corporation Independent Director since 2022 Age: 57 Committees • Audit • Finance

Mr. Brennan is currently Executive Vice President and Chief Financial Officer of Boston Scientific Corporation (since 2014), a global medical device company.

He brings more than two decades of finance leadership in the medical device industry, including at a multi-billion-dollar global organization where he is responsible for all financial operations, business development and strategic development. During his time at Boston Scientific, he helped oversee successful margin and revenue growth initiatives. He also possesses public company Board experience.

Mr. Brennan is a certified public accountant and earned a BS and an MBA from Babson College.

Additional Experience

•   Senior Vice President and Corporate Controller, (2010-2013); Various roles of increasing responsibility within finance function (1996-2009), Boston Scientific Corporation

•   Held roles of increasing responsibility within finance function, Millipore Corporation (1990-1996)

•   Corporate Auditor, Standex, Inc. (1988-1989)

Other Public Company Boards

None

Former (past 5 years)

•   Nuance Communications (NASDAQ: NUAN) (2018-2022)

Richard Fearon Former Vice Chairman & Chief Financial & Planning Officer, Eaton Corporation Independent Director since 2023 Age: 67 Committees • Audit

Mr. Fearon is currently an independent director.

He brings international business experience with expertise in accounting, corporate development (M&A), information systems, internal audit, investor relations, and strategic planning to the Waters Board. He also possesses significant public company Board experience.

Mr. Fearon received an AB from Stanford University and a JD and MBA from Harvard University.

Additional Experience

•   Vice Chairman (2009 – 2021); Chief Financial and Planning Officer (2002 – 2021), Eaton Corporation

•   Senior Vice President, Corporate Development and Strategic Planning (1997 – 2001); Vice President, Corporate Development (1995 – 1997), Transamerica Corporation

•   Vice Chairman, NatSteel Chemicals and General Manager, Corporate Development, NatSteel Ltd. (1990 – 1995)

•   Held positions at Booz Allen Hamilton, The Walt Disney Company, and The Boston Consulting Group

Other Public Company Boards

•   CRH plc (NYSE: CRH) (2020 – present)

•   Crown Holdings, Inc. (NYSE: CCK) (2019 – present)

•   Avient Corporation (NYSE: AVNT) (2004 – present)

Former (past 5 years)

•   Eaton Corporation plc (NYSE: ETN) (2015 – 2021)

•   Hennessy Capital Investment Corporation VI (NSDQ: HCVIU) (2021 –March 27, 2023) (Mr. Fearon resigned from this board effective as of the date of his appointment to Waters’ board)

Dr. Pearl S. Huang, Ph.D.

President and Chief Executive Officer, Dunad Therapeutics

Independent Director since 2021

Age: 65

Committees

•  Science and Technology (Chair)

•  Nominating and Corporate Governance

Dr. Huang is currently President and Chief Executive of Dunad Therapeutics, a Novartis-backed biopharmaceutical startup (since May 2022).

She brings deep scientific knowledge along with extensive international and operational experience in the pharmaceutical sector both in senior leadership and operational roles.

Dr. Huang earned a BS in biology from MIT and a Ph.D. in molecular biology from Princeton University.

Additional Experience

•   Cygnal Therapeutics (2019 – 2022)

•   Venture Partner at Flagship Pioneering (2019 – 2022)

•   Senior Vice President and Global Head, Therapeutic Modalities, F. Hoffman La-Roche, Ltd. (2014 – 2018)

•   Vice President and Global Head of Discovery Academic Partnerships (DPAc) Alternative Discovery and Development, GlaxoSmithKline plc (2012 – 2014)

•   Founder and CSO, Beigene LTD (2010 – 2012)

•   Vice President, Oncology Integrator, Discovery and Early Development, Merck and Co. (2006 – 2010)

•   Held roles of increasing responsibility at Merck & Co. Inc. and GlaxoSmithKline plc

Other Public Company Boards

•   BB Biotech AG (SWX: BION) (2022 – present)

Former (past 5 years)

None

Wei Jiang

Former EVP, President of Pharmaceuticals Region China & Asia Pacific, and President, Bayer Group Greater China Region, Bayer AG

Independent Director since 2021

Age: 59

Committees

•  Science and Technology

Mr. Jiang is currently an independent director.

His more than 25 years’ experience in the pharmaceutical and medical device industries, with particular focus in China and the Asia/Pacific region at large allows him to bring experienced international perspective to the Waters Board.

Mr. Jiang received a MA in economics and finance from Indiana State University and a BBA from Campbell University.

Additional Experience

•   Former EVP, President of Pharmaceuticals Region China &Asia Pacific (2015-2021), and President of Bayer Group Greater China Region (2019-2021), Bayer AG

•   Senior Vice President, GRA BU & Key Accounts, AstraZeneca plc (2011 – 2012) and other management roles (2006-2010)

•   Managing Director, China Operations, Guidant Corporation (2004 – 2006)

•   Various management roles, Eli Lilly & Company (1999 – 2004)

Other Public Company Boards

•   None

Former (past 5 years)

•   None

Christopher A. Kuebler Former Chairman and Chief Executive Officer, Covance Independent Director since 2006 Age: 69 Committees • Compensation (Chair) • Science and Technology

Mr. Kuebler is currently an independent director and investor.

His 30 years of experience in the pharmaceutical and pharmaceutical service industries, including 10 years as Chairman and Chief Executive Officer of Covance allows him to bring an experienced management perspective to the Waters Board, as well as expertise in the oversight of financial accounting and business strategy.

Mr. Kuebler earned a BS in biology from Florida State University.

Additional Experience

•   Chairman and Chief Executive Officer, Covance Inc. and its predecessor companies (1994 – 2004); Chairman (during 2005)

•   Spent nearly 20 years in the pharmaceutical industry at Abbott Laboratories, Squibb, Inc., and the Monsanto Company

Other Public Company Boards

•   None

Former (past 5 years)

•   Nektar Therapeutics (NSDQ: NKTR) (2001 – 2018)

Mark Vergnano

Former Chairman, President and Chief Executive Officer, The Chemours Company

Independent Director since 2022

Age: 65

Committees

•  Nominating and Corporate Governance

•  Science and Technology

Mr. Vergnano is currently an independent director.

He provides the Waters Board with significant senior executive leadership at global sciences companies. Mr. Vergnano brings deep operational experience and a proven track record of business transformation and consistent growth at The Chemours Company and DuPont. He also possesses public company Board experience.

Mr. Vergnano received a BS from the University of Connecticut and an MBA from Virginia Commonwealth University.

Additional Experience

•   Roles of increasing responsibility, including Executive Vice President (2014 – 2015); Executive Vice President, Building Innovations, Protection Technologies, Sustainable Solutions, Electronics and Communications, Chemicals and Fluoroproducts and Titanium Technologies (2009 – 2014); and Group Vice President, Safety and Protection (2006 – 2009), DuPont (1980 – 2015)

Other Public Company Boards

•   Johnson Controls International PLC (NYSE: JCI) (2016 – present)

Former (past 5 years)

•   The Chemours Company (NYSE: CC) (2015 – 2022)

Required Vote and Recommendation of the Board of Directors

A nominee for director shall be elected to the Board by a majority vote (i.e., the votes cast for such nominee must exceed the votes cast against such nominee), except that directors will be elected by plurality vote at any meeting of shareholders for which the number of nominees exceeds the number of directors to be elected (a contested election). If an incumbent director fails to be re-elected by a majority vote when such a vote is required and offers to resign, and if that resignation is not accepted by the Board, such director shall continue to serve until the next annual meeting and until his or her successor is duly elected, or his or her earlier resignation or removal. If an incumbent director’s resignation is accepted by the Board, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board, in its sole discretion, may fill any resulting vacancy or may decrease the size of the Board. “Abstentions” and shares with respect to which a broker or representative does not vote on a particular matter because it does not have discretionary voting authority on that matter (so-called “broker non-votes”) are counted as present for the purpose of determining whether a quorum is present. Abstentions and broker non-votes will not be treated as votes cast with respect to any nominee and therefore will not have an effect on the determination of whether a nominee has been elected.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH NOMINEE FOR DIRECTOR SET FORTH ABOVE

  CORPORATE GOVERNANCE

HOW WE ARE SELECTED AND ELECTED

Nine Directors are to be elected at the Annual Meeting, each to hold office until his or her successor is elected and qualified or until his or her earlier resignation, death or removal. It is intended that the Proxies in the form included with this Proxy Statement will be voted for the nominees set forth above unless shareholders specify to the contrary in their Proxies or specifically abstain from voting on this matter.

Majority Voting

The Company’s bylaws (the “Bylaws”) provide for majority voting for Directors in uncontested elections. A further description of the Company’s majority voting provisions can be found above.

Board Candidates

The Nominating and Corporate Governance Committee, together with the Board, is responsible for assessing the appropriate skills, attributes, experiences, and diversity of background, including a candidate’s gender and ethnic and racial background, that we seek in Board members in the context of the existing composition of the Board.

The Nominating and Corporate Governance Committee believes that candidates for service as a Director of the Company should meet certain minimum qualifications. The Company’s Corporate Governance Guidelines (the “Guidelines”) and Nominating and Corporate Governance Committee Charter (the “NGC Charter”) clarify that when assessing candidates for Director, the Nominating and Corporate Governance Committee considers candidates’ skills, experience, and diversity (such as, and including but not limited to, diversity of gender, race/ethnicity, age, geographic location, and nationality), and seeks individuals who are highly accomplished in their respective fields, with superior educational and professional credentials. Candidates should satisfy the Company’s independence criteria, which are part of its Guidelines and summarized below, and follow the applicable listing standards of the New York Stock Exchange.

The Company has a process for identifying and selecting candidates for Board membership. Initially, the Chairman, the President and Chief Executive Officer (“CEO”), the Nominating and Corporate Governance Committee, or other Board members identify a need either to expand the Board with a new member possessing certain specific characteristics or to fill a vacancy on the Board. A search is then undertaken by the Nominating and Corporate Governance Committee, working with recommendations and input from Board members, members of senior management, professional contacts, external advisors, nominations by shareholders, and/or the retention of a professional search firm, if necessary. Any shareholder wishing to propose a nominee should follow the process described in the Bylaws to submit the candidate’s name and appropriate biographical information to the Company, c/o Secretary, at 34 Maple Street, Milford, MA 01757. In addition to satisfying the requirements of the Bylaws, to comply with the SEC’s universal proxy rules, any shareholder intending to solicit proxies in support of a nominee other than the Company’s nominees must also comply with the additional requirements of Rule 14a-19 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

An initial slate of candidates is identified that will satisfy the criteria for Board membership and is presented to the Nominating and Corporate Governance Committee for review. Upon review by the Nominating and Corporate Governance Committee, a series of interviews of one or more candidates is conducted by the Chairman, the President and CEO, and at least one member of the Nominating and Corporate Governance Committee. During this process, the full Board is informally apprised of the status of the search and its input is solicited.

Upon identification of a final candidate, the entire Nominating and Corporate Governance Committee will meet to consider the credentials of the candidate and thereafter, if approved, will submit the candidate for approval by the full Board.

Proxy Access

The Board has adopted a proxy access bylaw provision that allows eligible shareholders or groups of up to 20 shareholders who have held at least 3% of our common stock continuously for three years to nominate up to two individuals or 20% of the Board, whichever is greater, for election at our annual shareholder meeting, and to have those individuals included in our proxy materials for that meeting.

Board/Director Independence

The Company’s Guidelines include criteria adopted by the Board to assist it in making determinations regarding the independence of its members. The Guidelines include the Company’s categorical standards of independence, which our Board approved. The Guidelines are available on the website https://www.waters.com under the caption “Corporate Governance.” The criteria, summarized below, are consistent with the New York Stock Exchange listing standards regarding director independence. To be considered independent, the Board must determine that a director does not have a material relationship, directly or indirectly, with the Company. A director will not be considered independent if:

•	he or she or an immediate family member is, or has been within the last three years, an executive officer of the Company;

•

he or she or an immediate family member is a current partner of an internal or external auditor of the Company or has been within the last three years a partner or employee of an internal or external auditor of the Company who personally worked on the Company’s audit;

•

he or she or an immediate family member is, or has been within the last three years, an executive officer of a public company where any of the Company’s present executive officers at the same time serves or served on the compensation committee of that company’s board;

•

he or she is a paid advisor or consultant to the Company receiving in excess of $120,000 per year in direct compensation from the Company (other than fees for service as a director) within the past three years or has an immediate family member who has been a paid advisor or consultant to the Company; or

•

he or she or an immediate family member is an employee (or in the case of an immediate family member, an executive officer) of a company that does business with the Company and the annual payments to or from the Company, in any of the last three fiscal years, exceeded the greater of $1 million or 2% of the other company’s annual gross revenues.

In addition, a director will not be considered independent if he or she, or an immediate family member, is or has been an executive officer of a tax-exempt entity that receives contributions in any fiscal year from the Company exceeding the greater of $1 million or 2% of its gross revenues. A director also will not be considered independent if he or she is a current employee of an internal or external auditor of the Company or has an immediate family member who is a current employee of an internal or external auditor of the Company who participates in such firm’s audit, assurance, or tax compliance practice.

The Board has determined that each Director, other than Dr. Batra, the Company’s President and CEO, has no material relationship with the Company and otherwise qualifies as “independent” under these criteria and the applicable listing standards of the New York Stock Exchange.

HOW WE ARE EVALUATED

The Nominating and Corporate Governance Committee conducts an annual evaluation of the Board and each of its committees. In December 2022, the evaluation, in the form of a questionnaire, was circulated to all members of the Board and each committee. The Company’s General Counsel received all of the questionnaires, compiled the results, and circulated them to the Board and each committee for discussion and analysis during January and February 2023. It is the intention of the Nominating and Corporate Governance Committee to continue to engage in this process annually.

HOW WE GOVERN AND ARE GOVERNED

At Waters, we believe that sound principles of corporate governance are essential to protecting Waters’ reputation, assets, investor confidence, customer loyalty, and sustainability. Our Guidelines can be found on our website at www.waters.com and are available in print upon written request to the Company, c/o Secretary, at 34 Maple Street, Milford, MA 01757.

We also believe in sound principles of board governance — how we govern ourselves sets the tone for how our company is governed more generally. Our board governance practices include:

✓    Proxy Access

As described in the preceding section on how Directors are selected, the Company enables eligible shareholders to nominate director candidates via our proxy access process as governed by our Bylaws.

✓    Majority Approval Required for Director Elections

If an incumbent Director up for re-election at a meeting of shareholders fails to receive a majority of affirmative votes in an uncontested election, the Board will adhere to the director resignation process as provided in our Bylaws.

✓    Independent Board and Committees

All Directors except our President and CEO, and all members of the Audit Committee, Compensation Committee, Finance Committee, Nominating and Corporate Governance Committee, and Science and Technology Committee are independent.

✓    Engaged in Strategy

Our Board is engaged in advising and overseeing the Company’s strategy and strategic priorities.

✓    Director Qualifications and Evaluations

All independent Directors meet the candidate qualifications set forth in our Guidelines and as summarized in the above sections of this Proxy Statement: “— How We Are Selected and Elected — Board Candidates” and “— How We Are Selected and Elected — Board/Director Independence”.

✓    Regular Executive Sessions of Independent Directors

Our independent Directors meet privately on a regular basis. Our Chairman presides at such meetings.

✓    Stock Ownership Requirements

We have robust stock ownership requirements for our Directors and executive officers.

✓    Enterprise Risk Management

We have an enterprise risk management framework to identify, assess, manage, report, and monitor enterprise risk, including information security risk, and areas that may affect our ability to achieve our objectives.

✓    Human Capital Management

Our Board dedicates a meeting session to talent review, diversity, and succession.

Related Party Transactions Policy

The Board has adopted a written Related Party Transactions Policy, which covers “Interested Transactions” between a “Related Party” or parties and the Company. An Interested Transaction is a transaction or arrangement in which the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year and in which the Company and/or any Related Party may have an interest. A Related Party includes an executive officer, director or nominee for election as a director of the Company, any holder of more than a 5% beneficial ownership interest in the Company, any immediate family member of any of the foregoing, or any firm, corporation or entity in which any of the foregoing persons is employed or is a general partner or principal or in which such person or persons collectively have a 10% or greater beneficial ownership interest.

Pursuant to the policy, the General Counsel is responsible for identifying potential Interested Transactions and determining whether a proposed transaction is an Interested Transaction and accordingly, reportable to the Nominating and Corporate Governance Committee for consideration at its next regularly scheduled meeting. The

Nominating and Corporate Governance Committee will review the material facts of all Interested Transactions and report its recommendations to the Board which will either approve or disapprove the Interested Transaction.

The Nominating and Corporate Governance Committee and the Board have reviewed and determined that certain categories of Interested Transactions are deemed to be pre-approved or ratified (as applicable) by the Board under the terms of the policy. These are: (a) the employment and compensation arrangements of named executive officers required to be reported in the Company’s proxy statement; (b) Director compensation required to be reported in the Company’s proxy statement; (c) ordinary course charitable contributions periodically reviewed by the Compensation Committee of the Board; and (d) ordinary course business transactions conducted on an “arm’s length” basis with Galderma S.A. (of which Dr. Flemming Ornskov is Chief Executive Officer), and Avient Corp. (of which Mr. Fearon is an independent director but not an employee).

In addition, Senior Vice President, General Counsel, and Secretary Ms. Keeley A. Aleman’s husband, Dr. Patrick Maiella, is a current employee of the Company. Dr. Maiella received approximately $200,000 in compensation from the Company during 2022. He also participated in our employee benefit plans on the same basis as other similarly situated employees in 2022.

Stock Ownership Guidelines

In order to closely align Directors’ and executive officers’ interests with those of the Company’s shareholders, the Company has minimum stock ownership guidelines for its executive officers and non-employee Directors. These guidelines require the accumulation by anyone who holds the CEO position of common stock equal to five times his or her base salary over a three-year period and the accumulation by our other executive officers of common stock equal to two times their base salary over a five-year period. The stock ownership guidelines for non-employee Directors require the accumulation of a minimum of five times the annual cash Board retainer over a five-year period.

If an executive officer or Director shall become non-compliant with the guidelines, he or she will have a period of twelve months to regain compliance with the guidelines. If, after such twelve-month period, the executive officer or Director remains non-compliant, then, 50% of the net after-tax profit from any subsequent stock option exercise must be retained in shares of common stock until compliance with the guidelines is achieved. Exceptions to these stock ownership guidelines may be considered by the Compensation Committee. For purposes of these guidelines, in addition to any direct ownership of shares of common stock by an executive officer or Director, any shares of unvested restricted stock, unvested restricted stock units (“RSUs”) and vested “in-the-money” stock options granted by the Company to such executives or Directors apply toward the satisfaction of the guidelines. Unvested PSUs are not applied toward the satisfaction of stock ownership guidelines.

Dr. Udit Batra joined the Company in September 2020 and has until September 2023 to meet the requirements of the ownership guidelines. Mr. Amol Chaubal joined the Company in May 2021 and has until 2026 to meet the requirements of the ownership guidelines. Dr. Huang and Mr. Jiang were appointed to the Board effective January and July 2021, respectively, and have until 2026 to meet the requirements of the ownership guidelines. Mr. Brennan and Mr. Vergnano were appointed to the Board effective November 2022 and have until 2027 to meet the requirements of the ownership guidelines. Mr. Fearon was appointed to the Board effective March 2023 and has until 2028 to meet the requirements of the ownership guidelines. All of our named executive officers and current Directors have satisfied the requirements of the ownership guidelines, except for Drs. Batra and Huang and Messrs. Brennan, Chaubal, Jiang, Fearon, and Vergnano, who are each within their initial compliance periods as noted above.

Guidelines, Code of Conduct, Global Complaint Reporting Policy, and Ethics Helpline

The Board has adopted the Guidelines, a Global Code of Business Conduct and Ethics for employees, executive officers, and Directors, and a Global Complaint Reporting Policy, the Company’s “whistleblower” policy, regarding the treatment of potential legal and compliance concerns, including those relating to accounting, internal accounting controls, and auditing matters. The Company’s Waters Ethics Helpline, which is confidentially operated by a third-party vendor, provides the Waters workforce and others a comprehensive and confidential reporting tool to report concerns. All of the foregoing documents are available on the Company’s website at https://www.waters.com under the caption “Corporate Governance” and copies may be obtained, without charge, upon written request to the Company, c/o Secretary, at 34 Maple Street, Milford, MA 01757. The Waters Ethics Helpline may be accessed at https://waters.ethicspoint.com/.

Policy Against Hedging

In 2013, the Board adopted a policy prohibiting Directors, executive officers, and certain key employees designated by the Company based on their access to material non-public information from making short sales of Company stock or trading in options on Company stock and purchasing financial instruments, including prepaid variable forward contracts, equity swaps, collars, or units of exchange funds, that are designed to hedge or offset any decrease in market value of equity securities of the Company. This prohibition does not apply to any bona fide pledge of equity securities of the Company not made for the purpose of hedging.

Risk Oversight

Board’s Role in Risk Oversight Generally

Included in the Company’s Annual Report are the risk factors affecting the Company, which are periodically reviewed by the Board and the Audit Committee and updated or expanded as warranted. The Board is responsible for overseeing the management and operations of the Company, including its risk assessment and risk management functions. The Board has delegated responsibility to reviewing the Company’s policy with respect to risk assessment and management to the Audit Committee.

Additionally, the Company has an enterprise risk management framework under the oversight of the Vice President, Internal Audit and Chief Compliance Officer, which includes an information security risk management framework under the specific oversight of the Vice President and Chief Information Officer. This program seeks to identify new risks, develop and implement risk mitigation plans, and monitor the results affecting the Company’s business and operations on an ongoing basis. Management of the Company actively participates in this program and briefs the Audit Committee on the strategic, operational, compliance, and financial risks affecting the Company and efforts undertaken to mitigate them. In addition, management of the Company provides a similar briefing of such risks and risk mitigation efforts to the Board annually. The Compensation Committee has responsibility for oversight of risk related to compensation matters as more fully described below.

Compensation-Related Risk

The Compensation Committee conducted a review to determine if any of the Company’s compensation plans or practices would be reasonably likely to have a material adverse effect on the Company. The Compensation Committee reviewed various components and aspects of the Company’s compensation plans and practices, including their size, scope, and design. The Compensation Committee also reviewed whether the compensation plans and practices promote unnecessary risk-taking and the policies in place to mitigate risk associated with these plans. The review included an assessment of design features that could encourage excessive risk-taking and the potential magnitude of such risks, including design features such as a short-term oriented pay mix, overly aggressive goal setting, and over-weighting of annual incentives as compared to long-term incentives. The policies that exist to mitigate compensation-related risk include, among others, (1) the Company’s Recoupment Policy; (2) stock ownership guidelines for executive officers; (3) a five-year vesting period for stock options and three- to five-year vesting periods for RSUs; (4) a three-year performance period and a maximum payout cap for performance-based restricted stock units (“PSUs”); (5) a prohibition on hedging; (6) a required post-vesting holding period for PSUs; and (7) the independent oversight of compensation programs by the Compensation Committee, with input from an independent compensation consultant. In addition, several features of the Company’s annual incentive plan (the “AIP”) mitigate compensation-related risk, including the use of payout caps, a clear link between payouts under the plan and the Company’s financial performance, and the Compensation Committee’s oversight in determining payouts under the plan. Based on this review, the Compensation Committee and the Company do not believe that there are any compensation-related risks arising from the Company’s compensation plans and practices that would be reasonably likely to have a material adverse effect on the Company.

HOW WE ARE ORGANIZED

Board Leadership Structure

As stated in the Company’s Guidelines, the Board has no set policy with respect to the separation of the offices of Chairman and CEO. In 2022, Dr. Batra served as President and CEO of the Company and Dr. Flemming Ornskov served as Chairman of the Board. While no written policy currently exists, the Board believes that separating the offices of Chairman and CEO facilitates an appropriate balance between strong and consistent leadership and independent and effective oversight of the Company’s business by the Board.

Role of Compensation Consultant, Compensation Committee, and Management in Decision-Making

The Compensation Committee engaged Pearl Meyer as its outside independent compensation consultant during 2022. Pearl Meyer participates in Compensation Committee meetings and executive sessions and advises the Compensation Committee on a range of executive officer and Director compensation matters, including annual and long-term incentive plan design, competitive market assessments, compensation trends and best practices, and technical and regulatory developments. Pearl Meyer provides services to the Compensation Committee related only to executive officer and Director compensation, including peer group composition, comparing executive officer and Director compensation arrangements to those of the peer group and the broader market, and providing market data and advice regarding executive and Director compensation plans. The Compensation Committee has the authority to engage and terminate independent legal, accounting, and other advisors as it deems necessary or appropriate to carry out its responsibilities.

The Compensation Committee regularly reviews the services provided by Pearl Meyer and has determined that Pearl Meyer is independent in providing consulting services to the Compensation Committee. The Compensation Committee conducted a review of its relationship with Pearl Meyer in 2022 and determined that Pearl Meyer’s work for the Compensation Committee did not raise any conflicts of interest, considering the factors set forth in the applicable rules of the SEC and the New York Stock Exchange.

The Compensation Committee approves all compensation decisions for our named executive officers, after consulting with Pearl Meyer, as appropriate. The Senior Vice President, Chief Human Resources Officer and the Vice President, Total Rewards also provide the Compensation Committee with information and analysis on the Company’s executive compensation programs, as requested. In the beginning of 2022, our President and CEO, Dr. Batra, provided the Compensation Committee with his assessment of the performance of the Company and the other named executive officers, and made compensation recommendations for such other named executive officers. The Compensation Committee, however, makes all final decisions with respect to the compensation of the CEO and the other named executive officers. No named executive officer makes any decision or recommendation to the Compensation Committee on any element of his or her own compensation.

DIRECTOR MEETINGS AND BOARD COMMITTEES

Meetings

The Board held 8 (eight) meetings during the year ended December 31, 2022. The Board has determined that each Director other than Dr. Batra, the Company’s President and CEO, has no material relationship with the Company and otherwise qualifies as “independent” under applicable listing standards of the New York Stock Exchange and the Company’s independence criteria, which are summarized under the section “— How We Are Selected and Elected — Board/Director Independence” above. The Board meetings held in 2022 included sessions on annual operating plan; enterprise risk management; talent review, diversity, and succession; strategy; and innovation.

During 2022, all of the Company’s current Directors attended 100% of the meetings of the Board held during the period for which he or she was a Director. During 2022, each of the Company’s current Directors attended at least 75% of the meetings of the committees on which he or she served. During 2022, the Audit Committee met 6 (six) times, the Compensation Committee met 3 (three) times and the Nominating and Corporate Governance Committee met 4 (four) times. In addition, during 2022, the Finance Committee met 5 (five) times and the Science and Technology Committee met 2 (two) times.

The Company encourages Director attendance at annual shareholder meetings but does not have a formal policy requiring attendance. All Directors attended the 2022 annual meeting of shareholders.

Audit Committee

The Audit Committee currently consists of Ms. Linda Baddour (Chair), Mr. Dan Brennan and Mr. Richard Fearon. Effective March 27, 2023, Mr. Fearon replaced Mr. Edward Conard, who is not standing for re-election at the Annual Meeting. The Audit Committee oversees the activities of the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), and provides oversight with respect to accounting and financial reporting and audit functions. The Audit Committee meets the definition of “Audit Committee” as defined in Section 3(a)(58)(A) of the Exchange Act. The Audit Committee engages the independent registered public accounting firm, and performs certain other functions pursuant to its charter, a copy of which is available on the Company’s website at https://www.waters.com under the caption “Corporate Governance.” Each member of the Audit Committee is independent under SEC rules and the applicable listing standards of the New York Stock Exchange and the Company’s independence criteria, which are summarized under the section “— How We Are Selected and Elected — Board/Director Independence.” The Board has determined that each member of the Audit Committee is an “audit committee financial expert” within the meaning of the SEC rules and has “accounting or related financial management expertise” within the meaning of New York Stock Exchange rules.

Compensation Committee

The Compensation Committee currently consists of Mr. Christopher A. Kuebler (Chair), Mr. Edward Conard and Dr. Flemming Ornskov. The Board has appointed Mr. Mark P. Vergnano to serve on the Compensation Committee, effective as of the date of the Annual Meeting, to replace Mr. Edward Conard. The Compensation Committee approves the compensation of executive officers of the Company, makes recommendations to the Board with respect to Director compensation, and administers the Company’s incentive plans. The Compensation Committee (i) has the authority, in its sole discretion, to retain or to obtain the advice of one or more advisors and to terminate the service of such advisors and (ii) may form and delegate authority to subcommittees as it deems appropriate and to officers of the Company such responsibilities of the Committee as may be permitted by applicable laws, rules or regulations, in each case in accordance with the listing standards set forth by the NYSE. The Compensation Committee’s charter is available on the Company’s website at https://www.waters.com under the caption “Corporate Governance.” Each member of the Compensation Committee is independent under the applicable listing standards of the New York Stock Exchange and the Company’s independence criteria, which are summarized under the section “— How We Are Selected and Elected — Board/Director Independence.”

Finance Committee

The Finance Committee currently consists of Mr. Edward Conard (Chair), Ms. Linda Baddour and Mr. Dan Brennan. The Finance Committee oversees the Company’s financial activities and financial condition. Among other things, it reviews and makes recommendations to the Board with respect to financing plans and strategies, investment policies, and capital markets activities. Each member of the Finance Committee is independent under the Company’s independence criteria, which are summarized under the section “— How We Are Selected and Elected — Board/Director Independence.” The Board expects to dissolve the Finance Committee, effective as of the date of the Annual Meeting, and its function will thereafter be performed by the Audit Committee.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee currently consists of Dr. Flemming Ornskov (Chair), Dr. Pearl Huang and Mr. Mark P. Vergnano. The Nominating and Corporate Governance Committee oversees, among other things, the recruitment and recommendation of candidates for the Board. The Nominating and Corporate Governance Committee may, as it deems appropriate, consider any candidates suggested by the shareholders of the Company. The Nominating and Corporate Governance Committee also develops and recommends to the Board the Guidelines for the Company. The NGC Charter, which sets forth all of the Nominating and Corporate Governance

Committee’s functions, is available on the Company’s website at https://www.waters.com under the caption “Corporate Governance.” Each member of the Nominating and Corporate Governance Committee is independent under the applicable listing standards of the New York Stock Exchange and the Company’s independence criteria, which are summarized under the section “— How We Are Selected and Elected — Board/Director Independence.”

Science and Technology Committee

The Science and Technology Committee currently consists of Dr. Pearl Huang (Chair) Mr. Wei Jiang, Mr. Christopher A. Kuebler, and Mr. Mark P. Vergnano. In connection with his appointment to the Compensation Committee, effective as of the date of the Annual Meeting, Mr. Vergnano will no longer serve on the Science and Technology Committee. The Science and Technology Committee reviews current and emerging scientific technologies applicable to the Company’s business. Among other things, it reviews scientific technology strategies and potential investments both internally and externally and provides updates to the Board. Each member of the Science and Technology Committee is independent under the Company’s independence criteria, which are summarized under the section “— How We Are Selected and Elected — Board/Director Independence.”

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The information contained in this report shall not be deemed to be “soliciting material” or “filed” except to the extent that Waters specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

During 2022, the Audit Committee of the Board, in conjunction with management and PwC, the Company’s independent registered public accounting firm, focused on the following items:

1. Compliance with Section 404 of the Sarbanes-Oxley Act of 2002 (the “Act”) and the adequacy of Company internal controls;

2. The appropriateness of Company financial reporting and accounting processes;

3. The independence and performance of the Company’s independent registered public accounting firm;

4. Company compliance with laws and regulations, including compliance with applicable provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; and

5. Review of the Company’s independent registered public accounting firm’s quality control procedures.

The Company retains Ernst &Young LLP to assist in elements of continuing compliance with Section 404 of the Act. The Company’s compliance with Section 404 of the Act is managed primarily by the Company’s Vice President, Internal Audit and Chief Compliance Officer in conjunction with the Company’s Senior Vice President and Chief Financial Officer. During 2022, the Audit Committee received regular and detailed briefings from the Company’s Vice President, Internal Audit and Chief Compliance Officer and PwC regarding the Company’s compliance with Section 404 of the Act. On February 17, 2023, the Company’s Vice President, Internal Audit and Chief Compliance Officer and PwC reported to the Audit Committee that no material weaknesses had been identified in the Company’s internal control over financial reporting as of December 31, 2022.

The Board has adopted a written charter setting out more specifically the functions that the Audit Committee is to perform. The charter is reviewed on an annual basis by the Audit Committee and the Audit Committee is advised as to any corporate governance developments which may warrant charter amendments. The charter is available on the Company’s website at https://www.waters.com under the caption “Corporate Governance.” A discussion of the Audit Committee’s role in risk oversight can be found under the heading “— Risk Oversight — Board’s Role in Risk Oversight Generally” above.

As stated in its charter, the Audit Committee is tasked with, among other things, reviewing with management the Company’s guidelines and policies with respect to its approach to risk assessment and risk management. In addition, major financial risk exposures and means of monitoring and controlling these exposures, is to be discussed with management.

The Audit Committee held 6 (six) meetings during the fiscal year ended December 31, 2022. The Audit Committee reviewed on a quarterly basis, with members of the Company’s management team, the Company’s quarterly and annual financial results prior to the release of earnings and the filing of the Company’s quarterly and annual financial statements with the SEC. The Board has determined that each of the three current members of the Audit Committee — Ms. Baddour (Chair), Mr. Dan Brennan and Mr. Richard Fearon — as well as the signatories of the audit committee report as of February 17, 2023, is an “audit committee financial expert” as defined under the applicable rules and regulations of the SEC and has “accounting or related financial management expertise” within the meaning of the New York Stock Exchange rules. Company management has primary responsibility for the financial statements and reporting processes. The Company’s independent registered public accounting firm, PwC, audits the annual financial statements and is responsible for expressing an opinion on their conformity with generally accepted accounting principles (“GAAP”).

The Audit Committee has adopted the following guidelines regarding the engagement of PwC to perform non-audit services for the Company:

Company management will submit to the Audit Committee for approval a list of non-audit services that it recommends the Audit Committee engage its independent registered public accounting firm to provide from time to time during the fiscal year and an estimated amount of fees associated with such services. Company management and the Company’s independent registered public accounting firm will each confirm to the Audit Committee that each non-audit service on the list is permissible under all applicable legal requirements. The Audit Committee will, in its discretion, either approve or disapprove both the list of permissible non-audit services and the estimated fees for such services. The Audit Committee will be informed routinely as to the non-audit services actually provided by the Company’s independent registered public accounting firm pursuant to this pre-approval process and the actual expenditure of fees associated therewith as well as new non-audit services being requested for approval.

To ensure prompt handling of unexpected matters, the Audit Committee delegates to its Chair the authority to amend or modify the list of approved permissible non-audit services and fees. The Chair will report action taken to the Audit Committee at the next Audit Committee meeting.

PwC and the Company ensure that all audit and non-audit services provided to the Company have been pre-approved by the Audit Committee.

The Audit Committee hereby reports for the fiscal year ended December 31, 2022 that:

1. It has reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2022 with Company management;

2. It has reviewed and discussed with PwC those matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the Commission);

3. It has received from PwC written disclosures and a letter required by the applicable requirements of the PCAOB regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC its independence;

4. It has considered whether, and determined that, the provision of non-audit services to the Company by PwC as set forth below, was compatible with maintaining auditor independence; and

5. It has reviewed and discussed with PwC its internal quality control procedures, and any material issues raised by the most recent internal quality control review, or peer review, or by any inquiry or investigation by governmental or professional authorities within the preceding five years.

Based on the items reported above, on February 17, 2023, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 for filing with the SEC. The recommendation was accepted by the Board on February 27, 2023.

Ms. Linda Baddour (Chair)                Mr. Dan Brennan                Mr. Edward Conard

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

In 2022, the Compensation Committee consisted of Mr. Christopher A. Kuebler (Chair), Mr. Edward Conard and Dr. Flemming Ornskov. During 2022, no member of the Compensation Committee was an officer or employee of the Company or served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as members of the Company’s Board or its Compensation Committee and no executive officer of the Company served on the compensation committee or board of directors of any entity that has one or more executive officers serving on the Company’s Board or Compensation Committee.

HOW TO COMMUNICATE WITH US

The Board of Directors seeks input from a wide variety of shareholders and stakeholders to inform its work. We describe elsewhere in this Proxy Statement the Board’s and the Company’s shareholder engagement activities. We also enable communication via:

•	participating in our annual meeting;

•	calling our investor and customer service line at (508) 478-2000;

•

using our ethics reporting email https://waters.ethicspoint.com/, our ethics@waters.com email, or our internal audit email internal_audit@waters.com. Our internal audit function has a direct reporting line to us, the Board; or

•	participating in our various investor relations communications opportunities.

In addition, we enable shareholders and other interested parties to communicate with the Chairman or with the non-employee Directors, individually or as a group, by writing to the Company, c/o Secretary, at 34 Maple Street, Milford, MA 01757. Any such communication should include the name and return address of the shareholder or other party, the specific Director or Directors to whom the contact is addressed, and the nature or subject matter of the contact. All communications will be sent directly to the appropriate Board member.

PROPOSAL 2 — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected PricewaterhouseCoopers LLP, an independent registered public accounting firm, to audit the books, records, and accounts of the Company for the fiscal year ending December 31, 2023. In accordance with a vote of the Audit Committee and as approved by the Board, this selection is being presented to the shareholders for ratification at the Annual Meeting. A representative of PwC is expected to be present at the Annual Meeting to respond to appropriate questions and will be given the opportunity to make a statement if the representative desires to do so.

Fees

The aggregate fees for the fiscal years ended December 31, 2022 and 2021 billed by PwC were as follows:

	2022	2021

Audit Fees	$5,265,247	$4,923,741

Audit-Related Fees	27,151	36,967

Tax-Related Fees

Tax Compliance	589,022	543,607

Tax Planning	379,743	173,617

Total Tax-Related Fees	968,765	717,224

All Other Fees	956	956

Total	$6,253,119	$5,678,888

Audit Fees — consists of fees for the audit of the Company’s annual financial statements, statutory audits, review of the interim condensed consolidated financial statements included in quarterly reports, assistance with review of documents filed with the SEC, and services that are normally provided by PwC in connection with statutory and regulatory filings or engagements, and attest services, except those not required by statute or regulation.

Audit-Related Fees — consists of fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These services include employee benefit plan audits, acquisition-related services, attest services not required by statute or regulation, and accounting consultations and reviews for various matters.

Tax-Related Fees — consists of fees for tax compliance and planning services. Tax compliance fees include fees for professional services related to international tax compliance and preparation. Tax planning fees consist primarily of fees including but not limited to, the impact of acquisitions, restructurings, and changes in regulations.

All Other Fees — consists of fees for all permissible services other than those reported above.

The Audit Committee pre-approved 100% of the services listed under the preceding captions “Audit Fees,” “Audit-Related Fees,” “Tax-Related Fees,” and “All Other Fees.” The Audit Committee’s pre-approval policies and procedures are more fully described in its report set forth in this Proxy Statement.

Required Vote and Recommendation of the Board of Directors

Approval of the proposal requires a majority of the votes cast in person or by Proxy by the shareholders entitled to vote thereon. Abstentions and broker non-votes will be counted as present for the purpose of determining whether a quorum is present but will not be treated as votes cast with respect to the proposal and therefore will not have an effect on the determination of whether the proposal has been approved. Ratification by shareholders is not required. Brokerage firms may vote to ratify the appointment of PwC as it is a “discretionary” or “routine” item. If this Proposal 2 is not approved by the shareholders, the Audit Committee does not intend to change the appointment for fiscal year 2023, but will consider the shareholder vote in selecting an independent registered public accounting firm for fiscal year 2024.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL 3 — NON-BINDING VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), the shareholders of Waters are entitled to cast a non-binding vote at the Annual Meeting to approve the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement. Pursuant to the Dodd-Frank Act, the shareholder vote is an advisory vote only, and is not binding on Waters or the Board.

Although the vote is non-binding, the Compensation Committee and the Board value your opinions and will consider the outcome of the vote in establishing and evaluating the Company’s executive compensation program and making future compensation decisions.

As described more fully in the Compensation Discussion and Analysis, the Summary Compensation Table, and the other tables following the Summary Compensation Table, we believe the Company’s named executive officers are compensated in a manner consistent with our business strategy, competitive practice, and sound compensation governance principles, and with a focus on short- and long-term performance-based compensation.

Please refer to the section “— Compensation Discussion and Analysis” for a full description of our executive compensation practices and programs.

We are requesting your non-binding vote on the following resolution:

“RESOLVED, that the compensation of the Company’s named executive officers as described in the Compensation Discussion and Analysis and in the Summary Compensation Table and subsequent tables is approved.”

Required Vote and Recommendation of the Board of Directors

Approval, on an advisory basis, of the proposal requires a majority of the votes cast in person or by Proxy by the shareholders entitled to vote thereon. Abstentions and broker non-votes will be counted as present for the purpose of determining whether a quorum is present but will not be treated as votes cast with respect to the proposal and therefore will not have an effect on the determination of whether the proposal has been approved on an advisory basis. If you own shares through a bank, broker, or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RESOLUTION.

PROPOSAL 4 — NON-BINDING VOTE ON FREQUENCY OF EXECUTIVE COMPENSATION VOTE

Under the Dodd-Frank Act, the Company is required to seek a non-binding advisory stockholder vote regarding the frequency of submission to stockholders of a so-called “Say-on-Pay” advisory vote as described in Proposal 3 above. The Dodd-Frank Act specifies that stockholders be given the opportunity to vote on our executive compensation program either annually, every two years or every three years. Although this vote is advisory and non-binding, our Board and the Compensation Committee will review voting results and give serious consideration to the outcome of such voting.

The Board recommends that future “Say-on-Pay” votes be conducted every year to provide stockholders with an opportunity to regularly evaluate our executive compensation program. An annual vote will provide us with regular stockholder feedback on our executive compensation program, and allow us to respond to prior voting results through the implementation of any appropriate changes to our program.

The Board asks you to consider the following resolution:

“RESOLVED, that the option for once every one, two or three years that receives the highest number of votes properly cast for this resolution will be determined to be the preferred frequency recommended by the stockholders of the Company with which the Company is to hold a non-binding, advisory stockholder vote to approve the compensation of the Company’s named executive officers, including the Summary Compensation Table and subsequent tables.”

Required Vote and Recommendation of the Board of Directors

The selection which receives the highest number of stockholder votes will be the selection of stockholders, which will be non-binding. Abstentions and broker non-votes will be counted as present for the purpose of determining whether a quorum is present but will have no effect on this proposal. If you own shares through a bank, broker, or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU CAST YOUR VOTE FOR A “SAY-ON-PAY” RESOLUTION EVERY ONE YEAR.

  COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

COMPENSATION DISCUSSION AND ANALYSIS

Our Business

From the everyday consumer to scientists in the laboratory, we all rely on accurate information to make critical decisions. Waters Corporation is the world’s leading specialty measurement company focused on improving human health and well-being through the application of high-value analytical technologies and industry leading scientific expertise.

Waters has continually pioneered chromatography, mass spectrometry, and thermal analysis innovations. Whether it’s discovering new pharmaceuticals, assuring the safety of the world’s food and water supplies, or ensuring the integrity of a chemical entity in production, we are constantly working with our customers to change the world.

With more than 8,200 employees worldwide, Waters operates directly in over 35 countries, including 14 manufacturing facilities, with products available in more than 100 countries. Our diverse organization is well-positioned to deliver results through innovations that enhance human health and well-being.

Our Performance

In 2022, the Company delivered 7% and 12% revenue growth as reported on a GAAP basis and on a non-GAAP basis, respectively, as compared to 2021. This increase was driven by broad growth across our end-markets and geographies, led by our instrument sales growth. Our operating income for 2022 increased 6% and 7% on a GAAP and non-GAAP basis, respectively, as compared to 2021. Our net income increased by 2% and 4% on a GAAP and non-GAAP basis, respectively, as compared to 2021. A reconciliation of GAAP to non-GAAP constant currency revenue, operating income and net income can be found in the press release filed with the Form 8-K filed by Waters dated February 15, 2023 or on the Company’s website.

Waters is committed to a highly disciplined and balanced capital deployment strategy in order to maximize value to shareholders. Our priorities are investing for growth, maintaining balance sheet strength and flexibility, and returning capital to shareholders, along with a focus on deploying capital to well thought-out, attractive, adjacent growth opportunities.

After experiencing a 51% increase in our stock price in 2021, our shareholders experienced an 8% decline in our stock price in 2022. Despite this decline, Waters stock price significantly outperformed the S&P 500 Index and the average performance of its peers (NYSE Composite and SIC Code Indices), as the U.S. equity markets broadly declined in 2022. For a comparison of our five-year total shareholder return (“TSR”), please see the above section of this Proxy Statement “— Waters Corporation At A Glance — How We Are Doing”. Moreover, Waters has consistently delivered value to shareholders over the long term. For the three-, five- and ten-year periods ending on December 31, 2022, our stock yielded a 47%, 77% and 293% return on an investment made on December 31, 2019, December 31, 2017, or December 31, 2012, respectively.

Our Named Executive Officers

This Compensation Discussion and Analysis discusses the compensation awarded to, earned by, or paid to our named executive officers for 2022. Our named executive officers for 2022 were as follows:

•	Dr. Udit Batra, Ph.D., President and CEO;

•	Amol Chaubal, Senior Vice President and Chief Financial Officer (“CFO”);

•	Jianqing Y. Bennett, Senior Vice President, TA Instruments Division;

•	Jonathan M. Pratt, Senior Vice President, Waters Division; and

•	Keeley A. Aleman, Senior Vice President, General Counsel and Secretary*.

* Effective May 24, 2022, Ms. Aleman is no longer serving as an executive officer of Waters.

EXECUTIVE SUMMARY

2022 CEO Compensation Design

The 2022 pay program for our CEO was primarily equity-oriented and at-risk. Our CEO’s target total direct compensation (base salary, target annual incentive award, and grant date value of the Long-Term Incentive (“LTI”) equity awards (assuming target performance for PSUs)) for 2022 was approximately:

•	88% at-risk and/or performance-based (target annual incentive, PSUs, and stock options)*

•	73% equity-based (PSUs and stock options)*

•	12% guaranteed cash (base salary)

* Based on the grant date fair value of equity awards, assuming target performance.

Our CEO’s variable compensation is based on our performance measured against several financial goals, with annual incentives based on achievement of revenue and net income performance goals, while the PSUs are based on our TSR relative to peers and our three-year non-GAAP constant currency revenue growth. Stock options only have value if the price of our common stock appreciates after grant. These programs, their financial metrics and performance goals and their 2022 results are described in more detail below.

2022 Executive Compensation Program Outcomes

In 2022, our named executive officers received payouts between the target and maximum payout levels under the AIP based on corporate performance, as further detailed below. Our 2020-2022 LTI awards, based on relative TSR and our three-year non-GAAP constant currency revenue growth, completed their three-year performance measurement period on December 31, 2022. For PSUs granted in February 2020, our performance over the three-year period yielded a 164% payout for PSUs based on relative TSR and a 141% payout for PSUs based on our three-year non-GAAP constant currency revenue growth. Further details on each of these programs, and their 2022 outcomes, are described below.

2022 EXECUTIVE COMPENSATION PROGRAM

Pay Mix

Consistent with our performance-based compensation philosophy, variable, performance-based compensation comprises a substantial portion of the target total direct compensation (base salary, target annual incentive award and grant date value of LTI equity awards (assuming target performance for PSUs)) for our named executive officers, as illustrated by the charts below. In 2022, performance-based and/or at-risk compensation (target annual incentive award and grant date value of long-term equity incentives (assuming target performance for PSUs)) represented approximately 88% of the target total direct compensation for Dr. Batra and approximately 78% of the target total direct compensation for all other named executive officers as a group.

CEO Pay Mix	Other Named Executive Officer Pay Mix

2022 Key Business Priorities and Connection to our Executive Compensation Program

The chart below illustrates the key performance metrics in our executive compensation program and how Waters performed against these metrics during 2022 (and 2021 and 2020, in the case of PSUs).

Key Business Priorities	Compensation Design	Performance Results and Corresponding Compensation

Sustainable shareholder value creation

Alignment with the long-term interests of our shareholders is achieved through our annual performance-based LTI program, which includes stock options that vest over a five-year period and PSUs that are earned and vest over a three-year performance period and are based 50% on relative TSR. In addition, all PSUs granted have a post-vesting holding period requirement of two years for our CEO and one year for other executives.

The PSUs granted in February 2020 vested in 2023 upon the Compensation Committee’s determination of the achievement of the performance conditions stated in the award. The performance metric for 50% of these PSUs was based on relative TSR.

Relative TSR for the three-year performance period ending on December 31, 2022 was 49%, or in the 66th percentile of the S&P 500 Health Care Index, resulting in a payout of 164% of target for the portion of PSUs based on relative TSR.

Organic revenue growth

Alignment with the Company’s belief that revenue growth drives overall success and enables us to continue to invest in future growth and innovation through the use of a non-GAAP constant currency revenue growth performance goal under our AIP. This metric had a weighting of 50% in 2022.

Further encouraging this alignment over a longer-term, 50% of annual PSU grants are eligible to be earned and vested based on non-GAAP constant currency revenue growth over a three-year performance period.

In 2022, revenue reported on a GAAP and non-GAAP* basis increased 7% and 12%, respectively, as compared to the prior year, exceeding the AIP target increase of 7% on a non-GAAP basis.

As noted above, PSUs granted in February 2020 vested in 2023 upon the Compensation Committee’s determination of the achievement of the performance conditions stated in the award. The performance metric for 50% of these PSUs was based on non-GAAP constant currency revenue growth over a three-year period.

The three-year compound annual growth rate of revenue for the performance period ending on December 31, 2022 was 7% and 8% on a GAAP and non-GAAP* basis, respectively, exceeding the PSU target of 6% on a non-GAAP basis and resulting in a payout of 141% of target for the portion of PSUs based on non-GAAP constant currency revenue growth.

Net income growth

Shareholder value is incentivized with a non-GAAP net income growth performance goal under the AIP, as the Company believes that non-GAAP net income reflects ongoing operational efforts of our executives and other employees. This non-GAAP net income metric had a weighting of 50% in 2022.

In 2022, net income reported on a GAAP and non-GAAP* basis increased 2% and 4%, respectively, as compared to the prior year, which was above the threshold achievement level of a 3% increase but below the AIP target achievement level of an increase of 5% on a non-GAAP basis.

*Use of Non-GAAP Financial Metrics in our Executive Compensation Program

The Company generally uses non-GAAP financial metrics to facilitate financial and operational decision-making, evaluate historical operating results, make comparisons to competitors’ operating results and determine management incentive compensation.

(1)

The Company believes that referring to comparable constant currency revenue growth rates is a useful way to evaluate the underlying performance of the Company’s net revenue. Constant currency revenue growth rate, a non-GAAP financial metric, measures the change in net revenue between current- and prior-year periods, without taking into account the impact of foreign currency exchange rates during the current period. In 2022 and 2021, the impact of foreign currency exchange rates decreased our GAAP revenue by approximately 5% and increased our GAAP revenue by approximately 2%, respectively, as compared to the prior-year period while the impact of foreign currency exchange rates was minimal in 2020 as compared to 2019, when the Company’s revenue declined by 2% on both an as-reported basis and on a constant currency basis. The impact of foreign currency exchange rates decreased our three-year compound annual growth rate of revenue on a GAAP basis by approximately 1% in 2022 as compared to 2019.

(2)

The Company’s non-GAAP net income growth is based on net income reported in accordance with GAAP but adjusted to exclude certain charges and credits that the Company considers not directly related to ongoing operations and overall performance of the Company. In 2022, GAAP net income was adjusted to exclude purchased intangibles amortization, acquired in-process research and development, restructuring costs and certain other items, and certain income tax items. The impact of these adjustments to GAAP net income for 2022 increased our non-GAAP net income growth by 2% as compared with our GAAP net income growth.

A reconciliation of GAAP to non-GAAP constant currency revenue growth and net income can be found in the press release filed with the Form 8-K dated February 15, 2023 that contained the Company’s results of operations for the quarter and year ended December 31, 2022, which is on the Company’s website at https://www.waters.com under the caption “Investors.” Copies may be obtained, without charge, upon written request to the Company, c/o Director, Investor Relations, at 34 Maple Street, Milford, MA 01757 or at investor_relations@waters.com.

SHAREHOLDER OUTREACH PROGRAM

Shareholder Outreach and Say-on-Pay

The Compensation Committee values the opinions of our shareholders and considers the outcome of our annual Say-on-Pay shareholder vote in determining the structure of our executive compensation program, as well as in making future compensation decisions. Waters has historically received annual support from our shareholders for our executive compensation program. Shares voted in favor of our executive compensation program in 2021 and 2022 were approximately 82% and 88% of votes cast, respectively. The Compensation Committee has made changes to our executive compensation program over the past five years based in part on shareholder feedback, as described in further detail below.

Listening to Our Shareholders

Our shareholders continue to have favorable views of many of the aspects of our executive compensation program, including our emphasis on performance-based compensation and the strength of our performance goals. Our shareholders have also provided constructive feedback to the Company in certain areas of our executive compensation program. Key changes made in prior years to our executive compensation program in response to shareholder feedback include:

•	PSUs were incorporated into our annual LTI grants beginning in 2016, and, beginning in 2020, the PSU weighting was increased from 30% to 50% of the total grant date value of annual LTI awards;

•	Beginning in 2020, 50% of annual PSU awards are eligible to be earned and vest based on achievement of a three-year non-GAAP constant currency revenue growth goal because long-term revenue growth is considered a strong indicator of sustained innovation. The remaining 50% of annual PSU awards are eligible to be earned and vest based on relative TSR;

•	Post-vesting holding periods were implemented for PSU awards beginning in 2017;

•	Annual LTI grants were generally re-sized around the market median; and

•	All excise tax gross-up provisions were eliminated from existing agreements with executives and we committed not to provide such gross-up provisions in the future.

No changes were made to our executive compensation program in 2022 as a result of shareholder feedback.

COMPENSATION PHILOSOPHY, GOVERNANCE, AND PAY PRACTICES

Philosophy and Objectives of Waters’ Executive Compensation Program

Waters’ executive compensation program is intended to be both performance-based and market-competitive, with an emphasis on short- and long-term variable performance-based compensation. The objectives of the Company’s executive compensation program are as follows:

•	To focus executives on achieving financial and operating objectives that enhance long-term shareholder value;

•	To align the interests of executives with the Company’s shareholders; and

•	To attract and retain executive talent.

The Company’s executive compensation program is designed to motivate and reward executives for sustained high levels of achievement of the Company’s financial and operating objectives. In conjunction with our philosophy of emphasizing performance-based compensation, base salaries are generally targeted at or below the market median (determined as described below), with actual base salaries varying based on the performance, tenure, experience, and contributions of the executive officer, and target annual incentive awards are positioned to be at or slightly above the market median, with annual performance targets under these awards based on challenging operational and financial goals. In the aggregate, these two annual compensation components provide a target total cash compensation opportunity that approximates the median of the market. We believe that the structure of our total annual cash compensation effectively aligns our executives’ interests with those of our shareholders by placing an appropriate emphasis on the achievement of annual financial and operating objectives.

For longer-term alignment of the interests of our executives and shareholders, the Company grants annual LTI awards to executives, generally consisting of stock options and PSUs. The Company also grants RSUs from time to time, generally in connection with new hire and promotion grants that are outside our annual LTI granting process. Stock options provide value to the executive only if the Company’s stock price increases over time and PSUs will only be earned and vest partially based on the Company’s TSR as compared with a pre-established comparator group of companies and partially if the Company exceeds pre-established non-GAAP constant currency revenue growth goals, in each case, over a three-year performance period. The grant date value of annual LTI awards is generally targeted to be at the market median (determined as described below). The Compensation Committee, however, retains discretion to grant awards with grant date values either below or above the market median based on the executive’s performance, role, and grant size relative to other executives. RSUs for new hires and promotions generally vest over a three- to five-year period and encourage retention. Stock options and PSUs, which vest over a five-year period and three-year period, respectively, also serve as valuable retention tools. To further align our executives’ interests with those of our shareholders, PSUs also have a two-year post-vesting holding period requirement for the Chief Executive Officer position and a one-year post-vesting holding period requirement for all other executive officers.

In addition to the philosophy and structure of the executive compensation program as described above, the Compensation Committee also considers, as appropriate, the compensation practices for all Waters employees in reviewing the compensation for our named executive officers.

Compensation Governance and Pay Practices

Waters maintains strong pay and governance practices as outlined below. A full description of these policies and practices can be found in the discussion below in the section entitled “— Elements of Executive Compensation.”

What We Do	What We Don’t Do

● Post-vesting holding periods for PSU awards	● No executive perquisites

● Compensation recoupment policy for cash incentive awards	● No new or legacy excise tax gross-up provisions

● Market-competitive executive compensation levels	● No option repricing without shareholder consent

● Annual compensation risk assessment	● No ad-hoc discretionary or guaranteed annual cash bonus payments for named executive officers

● Anti-hedging policy

● Independent compensation consultant

● Double-trigger for accelerated equity vesting in connection with a change of control

● Robust director and executive officer stock ownership guidelines

●   PSU awards make up 50% of the total target grant date value of annual LTI awards and include a market-based component (relative TSR) and an internal performance metric (three-year non-GAAP constant currency revenue growth)

Stock Ownership Guidelines

In order to closely align their interests with those of the Company’s shareholders, the Company has minimum stock ownership guidelines for our executive officers and non-employee Directors. These guidelines require the accumulation by anyone who holds the CEO position of common stock equal to five times his or her base salary over a three-year period and the accumulation by our other executive officers of common stock equal to two times their base salary over a five-year period. The stock ownership guidelines for non-employee Directors require the accumulation of a minimum of five times the annual cash Board retainer over a five-year period.

If an executive officer or Director shall become non-compliant with the guidelines, he or she will have a period of twelve months to regain compliance with the guidelines. If, after such twelve-month period, the executive officer or Director remains non-compliant, then 50% of the net after-tax profit from any subsequent stock option exercise must be retained in shares of common stock until compliance with the guidelines is achieved. Exceptions to these stock ownership guidelines may be considered by the Compensation Committee. For purposes of these guidelines, in addition to any direct ownership of shares of common stock by an executive officer or Director, any shares of unvested restricted stock, unvested RSUs and vested “in-the-money” stock options granted by the Company to such executives or Directors apply toward the satisfaction of the guidelines. Unvested PSUs are not applied toward the satisfaction of stock ownership guidelines.

Dr. Udit Batra joined the Company in September 2020 and has until September 2023 to meet the requirements of the ownership guidelines. Mr. Amol Chaubal joined the Company in May 2021 and has until 2026 to meet the requirements of the ownership guidelines. Dr. Huang and Mr. Jiang were appointed to the Board effective January and July 2021, respectively, and have until 2026 to meet the requirements of the ownership guidelines. Mr. Brennan and Mr. Vergnano were appointed the Board effective November 2022 and have until 2027 to meet the requirements of the ownership guidelines. Mr. Fearon was appointed to the Board effective March 2023 and has until 2028 to meet the requirements of the ownership guidelines. All of our named executive officers and current Directors have satisfied the requirements of the ownership guidelines, except for Drs. Batra and Huang and Messrs. Brennan, Chaubal, Fearon, Jiang and Vergnano, who are each within their initial compliance periods as noted above.

Recoupment Policy

The Company has adopted a Recoupment Policy for cash incentive awards paid to current or former executive officers under the Company’s AIP. Under this policy, if any executive officer engaged in misconduct that resulted in a restatement of financial results, the Board or an authorized committee, such as the Compensation Committee, if it is determined appropriate, could seek reimbursement of the portion of AIP awards impacted by the event. The Company will review and, as necessary, amend or replace the Recoupment Policy to be in full compliance with the requirements of the Dodd-Frank Act, final SEC rules and applicable listing standards.

COMPENSATION SETTING PROCESS

Competitive Market Assessment

Competitive market data is an important factor used by the Compensation Committee in determining the amount of each element of compensation for our named executive officers. The Compensation Committee utilizes Pearl Meyer to provide advice and analysis on the structure of our executive compensation program as well as competitive data on base salary, total cash compensation, and long-term incentives. Pearl Meyer prepares this competitive assessment annually for the Compensation Committee. The Compensation Committee reviews the target total direct compensation of each named executive officer, which includes base salary, target annual incentive award and the grant date value of the LTI awards. The Compensation Committee also reviews each named executive officer’s total compensation opportunity to ensure that it contains an appropriate level of performance-based compensation and is designed to meet the overall objectives of our executive compensation program. The Compensation Committee considers a range of factors in determining the amount of each compensation element for each named executive officer. The range of factors includes Company performance, individual performance and experience, competitive market data, hiring and retention needs, scope of responsibility, and an individual’s potential for making future contributions to the Company.

Pearl Meyer and the Compensation Committee utilize a core industry peer group of 17 publicly traded companies in the life sciences and analytical instrument industry with generally similar revenues and market capitalization as Waters.

The industry peer group used for 2022 executive compensation decisions was comprised of the following companies.

Agilent	IDEXX Laboratories
Avantor	Illumina
Bio-Rad Laboratories	Mettler-Toledo
Bio-Techne	Perkin Elmer
Catalent	ResMed
Charles River Laboratories	STERIS
Cooper Companies	Teleflex
Edwards Lifesciences	West Pharmaceutical
Hologic

Each year, Pearl Meyer evaluates the peer group for its continued appropriateness for external executive compensation comparisons based on the primary selection criteria of similarity in industry, products and services, revenue, and market capitalization. At the time the peer group was selected, we targeted peers with both revenue and market capitalization ranging between 33% to 300% of Waters’ revenue and market capitalization.

For 2022, Bruker, FLIR Systems, Varian Medical were removed from the peer group either due to their being acquired or other changes in the scope or profile of the company. Three companies were added to the peer group for 2022: Avantor, Catalent and Charles River Laboratories. The median revenue for the peer group for the four quarters ended prior to August 2021 was $3.4 billion and the median market capitalization for the peer group as of August 2021 was $24.2 billion. Waters’ revenue and market capitalization for the same period were $2.7 billion and $25.9 billion, respectively, representing approximately the 25th percentile of our peer group revenue and 55th percentile of our peer group market capitalization for 2022.

Pearl Meyer and the Compensation Committee also utilize independent, globally recognized executive compensation published surveys. The Compensation Committee uses this broad survey data in combination with the peer group data in evaluating our named executive officers’ compensation. The Compensation Committee does not rely upon data from any one individual company included in any of these surveys in making compensation decisions. Data from these surveys and/or the peer companies are combined to develop a primary market composite, which the Compensation Committee uses to compare our named executive officers’ compensation against the market.

ELEMENTS OF EXECUTIVE COMPENSATION

There are three primary elements of our executive compensation program: base salary, annual incentive awards, and LTI awards. Each element addresses specific objectives of this program and together they are intended to meet the overall philosophy and objectives of our executive compensation program as described above. The mix of short-term cash incentives and long-term equity incentives focuses executives on the achievement of annual and longer-term financial and operating objectives that drive long-term shareholder value. The Compensation Committee reviews the combined total of these three compensation elements (measured at target for annual and long-term incentives, as applicable, and assuming target performance for PSUs), or target total direct compensation, in order to appropriately position total target direct compensation relative to both the market and the Company’s objectives. Although the amount of each element of compensation for each named executive officer differs based on position-specific market data, the critical nature of the executive’s position to the business, the executive’s level of contribution, and other individual factors, the overall structure and compensation elements utilized in 2022 are consistent for our CEO and our other named executive officers.

Compensation Element	Objective	Target Position to Market	2022 Market for Named Executive Officers (1)

Base Salary	To attract and retain executives and other key employees.	Generally targeted at or below the 50th percentile of the market. Actual individual salaries may vary based on an executive’s performance, tenure, experience and contributions.	The overall market position for base salaries in 2022 was at approximately the 50th percentile of the market.

Annual Incentive	To motivate executive officers to achieve challenging financial and operational goals as established by the Compensation Committee at the beginning of the fiscal year.

Target payouts based on 100% achievement of performance goals are generally positioned at or slightly above the 50th percentile in order to achieve a target total cash opportunity (base salary plus target annual incentive) that approximates the 50th percentile of the market. Achievement of threshold performance goals is required for any payout.

The overall market position for total target cash opportunity (that is, the sum of base salary and target annual incentive) was at approximately the 50th percentile of the market.

Long-Term Performance- Based Equity Incentive Awards

To motivate executives and other key employees to contribute to the Company’s long-term growth of shareholder value and to align compensation with the growth in Waters’ stock price and achievement of the Company’s strategic growth goals. LTI awards are also designed to assist in the retention of executives and key employees.

		Annual LTI awards are targeted to be around the 50th percentile of the market. Actual individual grants are determined based on the executive’s position, performance, tenure, experience and contributions.	LTI awards granted in 2022 were at approximately the 40th percentile of the market.

(1)

The 2022 market position described in the above table reflects the analyses completed by Pearl Meyer in the fourth quarter of 2021 based on the market composite data described above. The market position described in the table above includes the cash compensation comprised of base salary and target annual incentive bonus for each named executive officer for 2022, as well as the annual LTI awards granted by the Compensation Committee to our named executive officers in February 2022.

Base Salary

The base salaries for the CEO and other named executive officers are reviewed annually by the Compensation Committee. Consistent with the compensation practices established for all Company employees, the individual salaries for the CEO and named executive officers are determined based upon a combination of factors, including past individual performance and experience, Company performance, scope of responsibility, an individual’s potential for making contributions to future Company performance, and annual base salary increase guidelines. The Compensation Committee considers all these factors in determining base salary and base salary increases and does not assign a specific weighting to any individual factor.

Assessment of Base Salary and Promotional Increases

In addition to considering the factors listed above, the Compensation Committee also considers the competitive market position of each named executive officer’s base salary. Any base salary increases are generally approved by the Compensation Committee in February of each year. The competitive assessments completed by Pearl Meyer at the end of 2021 provided the market information used in determining the base salaries for our named executive officers in 2022.

Based on Pearl Meyer’s market assessment of the overall environment for base salary increases and to further our objective of targeting at or below the 50th percentile of market for named executive officers’ base salaries, the Compensation Committee increased the base salary for each of our named executive officers in 2022, effective as of January 1, 2022, as follows:

Name	2022 Base Salary Increases

Dr. Udit Batra, Ph.D.	4%

Amol Chaubal	7%

Jianqing Y. Bennett	3%

Jonathan M. Pratt	3%

Keeley A. Aleman	3%

Annual Incentive

The Compensation Committee periodically reviews the Company’s AIP with Pearl Meyer. The objectives of this review are to consider the alignment of this plan with Waters’ compensation philosophy and emphasis on pay-for-performance and to review the performance metrics and goals utilized under the plan to ensure they provide the best ongoing motivators for our executives and other key employees to execute our business strategy and create shareholder value.

2022 Annual Incentive Plan

The AIP is the short-term incentive plan for our named executive officers, other executives, and other key employees. The payouts under the 2022 AIP for our CEO and other named executive officers were based upon the achievement of non-GAAP constant currency revenue growth goals (weighted 50%) and non-GAAP net income growth goals (weighted 50%). The Compensation Committee’s view is that using a constant currency revenue growth metric reinforces the Company’s belief that revenue growth drives our overall success and enables us to continue to invest in future growth and innovation and that the non-GAAP net income growth metric incentivizes operational results and reflects the ongoing operational efforts of our executives and other employees.

The AIP also incorporates an individual performance modifier in its plan design, which allows the Compensation Committee to distinguish an individual’s contribution to the overall results achieved against the pre-established corporate performance goals, by increasing or decreasing an individual’s payout by up to 50%, while maintaining specific, measurable objectives. The individual performance modifier permits the Compensation Committee to better recognize individual performance that contributed to our overall results in an amount up to the 200% of target maximum payout cap under the AIP.

Assessment of 2022 Annual Incentive Plan

Target annual incentive bonuses for each named executive officer under the AIP are based on a percentage of the executive’s base salary, as follows: Dr. Batra (125% of base salary), Messrs. Chaubal and Pratt and Ms. Bennett (75% of base salary) and Ms. Aleman (65% of base salary), with actual bonuses determined based on performance against goals established by the Compensation Committee.

A summary of our 2022 AIP payout structure as a percentage of our named executive officer’s base salary is described in the table below.

2022 AIP Payout Structure as a Percent of Base Salary(1)
Name	Below Threshold Performance	Threshold Performance (0.5 x Target)	Target Performance (1.0 x Target)	Maximum Performance (2.0 x Target)

Dr. Udit Batra, Ph.D.	0%	62.5%	125%	250%

Amol Chaubal	0%	37.5%	75%	150%

Jianqing Y. Bennett	0%	37.5%	75%	150%

Jonathan M. Pratt	0%	37.5%	75%	150%

Keeley A. Aleman	0%	32.5%	65%	130%

(1)	Payouts are interpolated for performance between threshold, target and maximum levels. There is no payout for performance below threshold.

For 2022, payouts under the AIP were based upon the achievement of a non-GAAP constant currency revenue growth goal (weighted 50%) and a non-GAAP net income growth goal (weighted 50%). Prior to the application of any individual performance modifier, as described below, in order to receive a payout equal to 100% of the executive’s target annual bonus, the Company has to achieve 100% of the target performance goals established for the year. Threshold performance for any metric results in a payout equal to 50% of our named executive officer’s target annual bonus related to that metric, and below threshold performance for any metric results in no payout related to that metric. In 2022, the maximum payout opportunities were 200% of target. The Compensation Committee believes that this maximum payout opportunity is consistent with the Company’s philosophy to position total target cash compensation at the median of the market and to provide the opportunity for greater reward for overachievement of challenging performance goals. As discussed in detail below, the Compensation Committee establishes annual performance goals which are intended to be challenging but achievable if Company performance is strong.

In 2022, the Compensation Committee utilized non-GAAP constant currency revenue growth and non-GAAP net income growth as performance metrics under the AIP for our named executive officers. Use of a non-GAAP constant currency revenue growth goal supports the Company’s belief that revenue growth drives our overall success and enables us to continue to invest in future growth and innovation. The non-GAAP constant currency revenue growth goals are based on revenue reported in accordance with GAAP but measure the change in net revenue between two periods, without taking into account the impact of foreign currency exchanges rates during the period. Use of a non-GAAP net income growth goal promotes executive team alignment, focuses the executive team on operational efficiencies and profitable growth, provides a long-term perspective among executives, and drives long-term shareholder value. The non-GAAP net income growth goals are based on the Company’s net income reported in accordance with GAAP but adjusted to exclude certain charges and credits, net of tax, including, but not limited to, purchased intangibles amortization, acquired in-process research and development, restructuring costs and certain other items, pension costs, litigation provisions, and certain income tax items. The Company considers these items not directly related to ongoing operations and performance and therefore excludes them from the performance goals set under the AIP. A reconciliation of GAAP to non-GAAP constant currency revenue growth and net income can be found in the press release filed with the Form 8-K filed by Waters dated February 15, 2023 or on the Company’s website.

The performance goals required for payout under the 2022 AIP are outlined in the table below.

2022 AIP Performance Targets and Achievement
2022 Performance Measures	Below Threshold Performance	Threshold Performance	Target Performance	Maximum Performance	Actual Achievement

2022 non-GAAP revenue growth in constant currency over 2021 (weighted 50%)	<3%	3%	7%	13%	12%

2022 non-GAAP net income growth over 2021 (weighted 50%)	<3%	3%	5%	14%	4%

Following the end of the year, the Compensation Committee determined the percentage of target bonus earned based on Company performance and the individual performance modifier for each named executive officer. The Compensation Committee considered the performance of each named executive officer during 2022 and approved the individual performance modifiers set forth below to recognize the individual contributions of each named executive officer. The individual performance modifier, which could range between 50% and 150%, was then multiplied by the bonus earned based on Company performance to determine the actual bonus payout.

The performance levels achieved, as detailed above, yielded funding of 182% of target for the non-GAAP revenue growth in constant currency metric and 81% of target for the non-GAAP net income growth metric. The total AIP funding was 132% of target before applying the individual performance modifier. The target bonus opportunity, individual performance modifier earned, actual bonus achieved as a percentage of base salary and as a percentage of target bonus opportunity, and the actual bonus paid for 2022 are outlined in the table below.

Name	Target Bonus Opportunity as a Percentage of Salary	Individual Performance Modifier	Actual Bonus Achieved as a Percentage of Target Bonus Opportunity	Actual Bonus Payout

Dr. Udit Batra, Ph.D.	125%	120%	158%	$2,056,778

Amol Chaubal	75%	120%	158%	$634,833

Jianqing Y. Bennett	75%	110%	145%	$636,316

Jonathan M. Pratt	75%	120%	158%	$694,163

Keeley A. Aleman	65%	126%	166%	$456,003

Long-Term Performance-Based Equity Incentive Awards

Multiple factors, considered collectively, are reviewed by the Compensation Committee in determining the overall equity value to award each named executive officer. These factors include competitive market data, dilution, share usage, stock compensation expense, the financial and operational performance of the Company, each named executive officer’s individual performance, and the value of equity grants both individually to each named executive officer and in the aggregate to all named executive officers. The Compensation Committee believes that it is important to provide meaningful reward and recognition opportunities to our named executive officers that are performance-based and are intended to align with long-term value creation to our shareholders.

It has been the long-standing practice of the Compensation Committee to utilize non-qualified stock options to align the interests of our named executive officers and other executives with those of Waters’ shareholders. We continue to believe that stock options provide strong alignment between shareholders and these executives because the value of a stock option to an executive is directly related to the stock price appreciation delivered to shareholders following the grant date of the option. If our stock price does not appreciate, the executive will not realize any value with respect to the stock option.

The Compensation Committee grants PSUs to provide an equity-based award tied to a performance goal other than absolute increase in stock price (which is the case with stock options). Our shareholders have expressed the view that relative TSR is an appropriate performance metric for use in our PSU program given that it directly correlates to Company and stock price performance, and the Compensation Committee also believes that it is an appropriate and effective metric to further tie compensation realized to performance. Our PSU design was modified in 2020 so that 50% of the award is tied to three-year non-GAAP constant currency revenue growth, which the Compensation Committee believes is a strong indicator of sustained innovation. The three-year constant currency revenue growth metric is a non-GAAP financial metric that measures the change in net revenue between two periods, without taking into account the impact of foreign currency exchanges rates during the period.

The Compensation Committee also grants RSUs from time to time, including to new hires and in connection with promotions. We believe that RSUs serve an important retention function and are appropriate for newly hired and promoted executives in order to increase their stock ownership to align their interests with those of our shareholders. We did not grant any RSUs to our named executive officers in 2022.

Annual LTI grants in February 2022 were targeted at the market median for named executive officers and are structured as follows:

•	Approximately 50% of the annual grant value was delivered in the form of stock options and 50% in the form of PSUs (assuming target performance); and

•	Approximately 50% of the PSU grant value is tied to relative TSR and 50% is tied to three-year non-GAAP constant currency revenue growth.

Non-qualified stock options generally vest 20% each year on the first five anniversaries of the date of grant, generally subject to continued employment through the applicable vesting date. Non-qualified stock options have an exercise price equal to the closing price of Waters’ common stock on the grant date and have a ten-year term.

PSUs vest after the three-year performance period has ended based upon the Compensation Committee’s determination of the achievement of the performance conditions stated in the award. Each earned and vested PSU will be settled by delivery of one share of our common stock. To further align the design of PSUs with the long-term interests of shareholders, all PSUs have a post-vesting holding period on the shares received (after payment of tax) in respect of earned PSUs, which is two years in the case of the CEO and one year in the case of the other named executive officers. Relative TSR-based PSUs, comprising 50% of the annual PSU awards (at target), will be eligible to vest based on the achievement of the Company’s TSR relative to the TSR of each company in the S&P 500 Health Care Index over a three-year performance period. The number of shares earned under the relative TSR-based PSUs will be determined based on the relative TSR achieved as compared to TSR for the companies included in the S&P 500 Health Care Index, with straight line interpolation between these performance levels, as shown in the chart below.

TSR Percentile Rank	Applicable Payout Percentage of Target for Relative TSR-based PSUs

= > 75th Percentile	200%

50th Percentile	100%

< = 25th Percentile	0%

If Waters’ TSR is negative, in no event will more than 100% of the target number of shares subject to the relative TSR-based portion of an award be earned.

Revenue-based PSUs, comprising 50% of the annual PSU awards (at target), will be eligible to be earned and vest based on the achievement of a non-GAAP constant currency compound annual growth rate goal over a three-year performance period. The threshold, target, and maximum performance goals will be established on the grant date and based on the Company’s long- term strategic plan as of that date. These goals are intended to be challenging but achievable if Company performance is strong. The number of shares earned under the revenue-based PSUs will be determined based on the non-GAAP constant currency growth rate achieved and can range from 0% of the target shares subject to the revenue-based PSUs if the minimum threshold growth rate is not met, 100% of the target shares subject to the revenue-based PSUs if the target growth rate is achieved, to a maximum of 200% of the target shares subject to the revenue-based PSUs if the maximum growth rate is achieved, with straight line interpolation between these performance levels.

Competitive market data for long-term performance-based equity incentive awards is prepared for the Compensation Committee by Pearl Meyer. As noted above, the Compensation Committee uses this data as one of the factors in determining the size of the equity grant for each named executive officer.

2020-2022 PSU Performance Results

The PSUs granted in February 2020 vested in 2023 upon the Compensation Committee’s determination of the achievement of the performance conditions stated in the award. The performance metric for these awards was 50% based on relative TSR and 50% based on non-GAAP constant currency revenue growth over a three-year period. Relative TSR for the three-year performance period ending on December 31, 2022 was 49%, or in the 66th percentile of the S&P 500 Health Care Index, resulting in a payout of 164% of target for the portion of PSUs based on relative TSR. The three-year compound annual growth rate of revenue for the performance period ending on December 31, 2022 was 7% and 8% on a GAAP and non-GAAP basis, respectively. This level of achievement exceeded the revenue-based PSU target of 6% on a non-GAAP constant currency basis and resulted in a payout of 141% of target for the portion of PSUs based on non-GAAP constant currency revenue growth.

Perquisites and Benefits

The Company generally does not offer any perquisites for the benefit of our named executive officers. Our named executive officers are eligible to participate in compensation and benefit plans that are generally offered to other employees, such as the 401(k) Plan, the Employee Stock Purchase Plan and health and insurance plans. Our named executive officers are also eligible to participate in the 401(k) Restoration Plan that is available to all employees who meet certain minimum earnings eligibility criteria. This plan is described more fully in the narrative that accompanies the Non-Qualified Deferred Compensation table in this Proxy Statement. From time to time, we provide relocation assistance to our executives in accordance with our executive relocation program.

Severance and Change of Control Arrangements

The Company provides severance protection to each of our named executive officers pursuant to a Change of Control/Severance Agreement in the event that their employment is terminated by the Company without cause or they resign for good reason in connection with a change of control. Our severance and change of control protections are designed to ensure continuity of executive leadership in the event of a change of control of the Company and to ensure the ability of executives to evaluate a potential change of control in the best interests of the Company and shareholders. For a description of the severance and change of control protections in our named executive officers’ Change of Control/Severance Agreements, please see the “— Payments Upon Termination or Change of Control” section of this Proxy Statement.

The Company also provides Dr. Batra and Mr. Chaubal with certain severance protections pursuant to their employment agreement or offer letter in the event their employment is terminated by the Company other than for cause or if the executive resigns for good reason outside of the change of control context, as described below in the “— Payments Upon Termination or Change of Control” section of this Proxy Statement.

Tax Implications

Section 162(m) of the Internal Revenue Code generally limits the tax deduction available to public companies for annual compensation paid to the chief executive officer and certain other named executive officers in excess of $1 million. The Compensation Committee believes that its primary responsibility is to provide a compensation program that attracts, retains, and rewards the executive talent necessary for Waters’ success and meets the other objectives described above. Consequently, the Compensation Committee has and will continue to pay compensation that is not tax deductible, in whole or in part, or is otherwise limited as to tax deductibility.

COMPENSATION COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Waters specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis as required by Item 402(b) of Regulation S-K of the Exchange Act. Based on its review and these discussions, on March 9, 2023 the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Christopher A. Kuebler (Chair)    Edward Conard     Dr. Flemming Ornskov, M.D., M.P.H.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The table below summarizes the compensation of our named executive officers for the years ended December 31, 2022 and, if applicable, 2021 and 2020. Compensation is not included in the table below for Mr. Chaubal and Ms. Bennett for the years prior to their hire in 2021, or for Ms. Aleman for the years 2021 and 2020 because she was not a named executive officer for such years, and, for any of our named executive officers, for any portion of a year during which they were not employed by us.

Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
		(b)	(c)	(d)	(e)	(f)	(g)	(h)

Dr. Udit Batra, Ph.D. President and Chief Executive Officer (a)	2022	$1,038,472	—	$3,044,893	$3,249,907	$2,056,778	$19,500	$9,409,550
	2021	$1,000,000	—	$2,785,291	$2,499,991	$2,350,241	$18,036	$8,653,559
	2020	$284,615	—	$2,499,928	$2,499,938	$394,036	$35,000	$5,713,517

Amol Chaubal Senior Vice President and Chief Financial Officer	2022	$533,663	—	$948,004	$949,948	$634,833	$65,815	$3,132,263
	2021	$300,000	$200,000	$749,991	$749,996	$470,048	$17,400	$2,487,435

Jianqing Y. Bennett Senior Vice President, TA Instruments Division	2022	$584,351	—	$748,426	$749,970	$636,316	$21,006	$2,740,069
	2021	$399,785	—	$999,888	$649,945	$560,673	$17,400	$2,627,691

Jonathan M. Pratt Senior Vice President, Waters Division	2022	$584,351	—	$748,426	$749,970	$694,163	$81,221	$2,858,131
	2021	$516,308	—	$713,247	$649,900	$747,565	$46,651	$2,673,671
	2020	$393,125	—	$463,313	$552,326	$250,511	$9,661	$1,668,936

Keeley A. Aleman Senior Vice President, General Counsel and Secretary	2022	$421,830	—	$573,661	$574,909	$456,003	$19,500	$2,045,903

(a)	Dr. Batra did not receive additional compensation for his service as a director in 2022, 2021 or 2020.

(b)	Reflects the base salary earned by the named executive officers during 2022 and, if applicable, 2021 and 2020.

(c)	Reflects the sign-on bonus paid to Mr. Chaubal in conjunction with his commencement of employment with the Company.

(d)

Reflects the aggregate grant date fair value of PSUs and/or RSUs granted to the named executive officer in the applicable year, in each case, computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The grant date fair value of the PSUs that are eligible to be earned based on relative TSR was determined based on a Monte Carlo simulation model, which is based on the probable outcome of the performance conditions associated with such portion of the award, and includes a discount for the post-vesting holding period. The grant date fair value of the PSUs that are eligible to be earned based on three-

year non-GAAP constant currency revenue growth and the RSUs was determined by multiplying the number of shares subject to the award (at target for the PSUs) by the closing price of Waters’ common stock on the date the award was granted, and includes a discount for the post-vesting holding period for PSUs. The assumptions used to calculate the foregoing amounts are disclosed in Note 14 to the Waters Corporation Annual Report on Form 10-K for the years ended December 31, 2022, 2021 and 2020, as applicable. The aggregate grant date fair value of the PSUs granted during 2022, assuming achievement of the highest level of performance, was $6,089,786 for Dr. Batra, $1,896,008 for Mr. Chaubal, $1,496,852 for each of Ms. Bennett and Mr. Pratt and $1,147,322 for Ms. Aleman. The aggregate grant date fair value of the PSUs granted during 2021, assuming achievement of the highest level of performance, was $5,570,582 for Dr. Batra and $1,126,634 for Mr. Pratt. The aggregate grant date fair value of the PSUs granted during 2020, assuming achievement of the highest level of performance, was $926,626 for Mr. Pratt.

(e)

Reflects the aggregate grant date fair value of non-qualified stock options granted to the named executive officer in the applicable year, computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The assumptions used to calculate these amounts are disclosed in Note 14 to the Waters Corporation Annual Report on Form 10-K for the years ended December 31, 2022, 2021, and 2020, as applicable. The closing price of the Company’s common stock on February 17, 2022, the date that stock options were granted to Dr. Batra, Messrs. Chaubal and Pratt and Mss. Bennett and Aleman, was $314.98. The closing price of the Company’s common stock on February 18, 2021, the date that stock options were granted to Dr. Batra and Mr. Pratt, was $280.80. The closing price of the Company’s common stock on May 12, 2021 and April 5, 2021, the dates that stock options were granted to Mr. Chaubal and Ms. Bennett, respectively, was $303.64 and $295.65, respectively. The closing price of the Company’s common stock on May 3, 2021 and February 12, 2020, the dates that stock options were granted to Mr. Pratt, was $301.67 and $224.37, respectively. In the case of Dr. Batra, the grant date fair value of the stock option award in 2020 includes his sign-on award granted on September 1, 2020 at a closing price of the Company’s common stock on the grant date of $212.02.

(f)	Reflects the annual incentive compensation earned in 2022 and, if applicable, 2021 and 2020 under the Company’s AIP.

(g)

Includes the matching contribution made for the benefit of each named executive officer under the 401(k) Restoration Plan, a non-qualified retirement plan, and our 401(k) Plan, a qualified retirement plan, for 2022, 2021, and 2020, as applicable. The amounts included in the “Tax Gross-Ups” column below represent reimbursement for taxes related to recognition and service awards. The amounts included in the “Other” column below represents: for Mr. Pratt in 2022, service awards, and for Dr. Batra in 2020, reimbursements for legal and other professional advisor fees in connection with the negotiation of his employment offer. A summary of these amounts is provided in the table below:

Named Executive Officer	Matching Contributions 401(k) Restoration Plan and 401(k) Plan			Tax Gross-Ups			Other

	2022	2021	2020	2022	2021	2020	2022	2021	2020

Dr. Udit Batra, Ph.D.	$19,500	$17,400	—	—	$636	—	—	—	$35,000

Amol Chaubal	$65,815	$17,400	—	—	—	—	—	—	—

Jianqing Y. Bennett	$21,006	$17,400	—	—	—	—	—	—	—

Jonathan M. Pratt	$81,115	$46,009	$9,661	$26	$642	—	$80	—	—

Keeley A. Aleman	$19,500	—	—	—	—	—	—	—	—

(h)	Reflects the total of compensation elements reported in columns (b) through (g) for 2022 and, if applicable, 2021 and 2020.

Grants of Plan-Based Awards

The table below sets forth the range of potential payouts under the AIP and the grants of stock options and PSUs made to our named executive officers in the year ended December 31, 2022.

Grants of Plan-Based Awards

Name	Award	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

			(a)	(a)	(a)	(b)	(b)	(b)	(c)	(d)	(e)

Dr. Udit Batra, Ph.D.	Stock Option	2/17/2022	—	—	—	—	—	—	30,390	$314.98	$3,249,907
	PSU	2/17/2022	—	—	—	5,159	10,318	20,636	—	—	$3,044,893
	AIP	—	$325,000	$1,300,000	$2,600,000	—	—	—	—	—	—

Amol Chaubal	Stock Option	2/17/2022	—	—	—	—	—	—	8,883	$314.98	$949,948
	PSU	2/17/2022	—	—	—	1,508	3,016	6,032	—	—	$948,004
	AIP	—	$100,312	$401,250	$802,500	—	—	—	—	—	—

Jianqing Y. Bennett	Stock Option	2/17/2022	—	—	—	—	—	—	7,013	$314.98	$749,970
	PSU	2/17/2022	—	—	—	1,190	2,381	4,762	—	—	$748,426
	AIP	—	$109,687	$438,750	$877,500	—	—	—	—	—	—

Jonathan M. Pratt	Stock Option	2/17/2022	—	—	—	—	—	—	7,013	$314.98	$749,970
	PSU	2/17/2022	—	—	—	1,190	2,381	4,762	—	—	$748,426
	AIP	—	$109,687	$438,750	$877,500	—	—	—	—	—	—

Keeley A. Aleman	Stock Option	2/17/2022	—	—	—	—	—	—	5,376	$314.98	$574,909
	PSU	2/17/2022	—	—	—	912	1,825	3,650	—	—	$573,661
	AIP	—	$68,623	$274,495	$548,990	—	—	—	—	—	—

(a)

Reflects the range of potential payouts under the Company’s AIP for threshold, target and maximum performance for 2022. The amount listed in the threshold column is equal to the threshold level payout based on the achievement of Company performance goals, reduced by 50% for the individual performance modifier based on individual performance. The amount listed in the maximum column is equal to the maximum payout based on the achievement of Company and individual performance goals (200% of target). For a description of the AIP, please refer to the section titled “— Compensation Discussion and Analysis — Elements of Executive Compensation — Annual Incentive” above.

(b)

Reflects the number of PSUs granted by the Compensation Committee under the Company’s 2020 Equity Incentive Plan on February 17, 2022 to each of our named executive officers. The PSU grants for 2022 are eligible to be earned based 50% on relative TSR and 50% on three-year non-GAAP constant currency revenue growth. The PSUs based on relative TSR are earned if the Company’s TSR meets or exceeds a specified level of TSR relative to the TSR for the companies included in the S&P 500 Health Care Index over a three-year performance period, generally subject to continued employment through the vesting date of the award. The PSUs based on three-year non-GAAP constant currency revenue growth are earned if the Company’s three-year compound annual growth rate meets or exceeds a specified level, generally subject to continued employment through the vesting date of the award. Amounts in the threshold column with respect to the PSUs reflect the number of PSUs that would be earned if threshold performance were achieved (in the case of PSUs based on relative TSR, a TSR percentile rank above the 25th percentile and in the case of PSUs based on three-year non-GAAP constant currency revenue growth, a revenue growth rate above the threshold goal), amounts in the target column (100% of the target award) reflect the number of PSUs that would be earned if target performance were achieved (in the case of PSUs based on relative TSR, a TSR percentile rank of 50th percentile and in the case of PSUs based on three-year non-GAAP constant currency revenue growth, a revenue growth rate of the target performance goal), and amounts in the maximum column (200% of the target award) reflect the number of PSUs that would be earned if maximum performance were achieved (in the case of PSUs based on relative TSR, a TSR percentile rank of 75th percentile or greater and in the case of PSUs based on three-year non-GAAP constant currency revenue growth, a revenue growth rate above the maximum goal). The number of PSUs earned under each metric is interpolated between threshold, target, and maximum performance levels.

(c)

Reflects the number of non-qualified stock options granted by the Compensation Committee under the Company’s 2020 Equity Incentive Plan on February 17, 2022 to each of our named executive officers. The stock options granted in 2022 vest as to 20% of the underlying shares each year on the first five anniversaries of the date of grant, generally subject to continued employment through the applicable vesting date.

(d)	Reflects the closing price of a share of our common stock on the grant date of the stock option.

(e)

Amounts shown in this column, with respect to non-qualified stock options granted in 2022, reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. Amounts shown in this column, with respect to PSUs that are eligible to be earned based on relative TSR, were determined based on a Monte Carlo simulation model, which is based on the probable outcome of the performance conditions associated with such portion of the award, and includes a discount for the post-vesting holding period. The grant date fair value of the PSUs that are eligible to be earned based on three-year non-GAAP constant currency revenue growth was determined by multiplying the number of shares subject to the award (at target) by the closing price of Waters’ common stock on the date the award was granted and includes a discount for the post-vesting holding period. Assuming the maximum level of performance is achieved, the aggregate grant date fair value of the PSUs granted in 2022 was $6,089,786 for Dr. Batra, $1,896,008 for Mr. Chaubal, $1,496,852 each for Ms. Bennett and Mr. Pratt and $1,147,322 for Ms. Aleman. The assumptions used to calculate these amounts are disclosed in Note 14 to the Annual Report.

Narrative Disclosure to the Summary Compensation Table and the Grants of Plan Based Awards Table

Dr. Batra, Messrs. Chaubal and Pratt and Ms. Bennett are party to an employment agreement or offer letter with us. Pursuant to Dr. Batra’s employment agreement, which was entered into in connection with his commencement of employment with us in 2020, he is entitled to an initial base salary of $1,000,000, which has subsequently been increased, and is entitled to a target annual incentive bonus equal to 125% of his base salary. In 2021, Mr. Chaubal and Ms. Bennett each entered into an offer letter with us in connection with their respective commencements of employment, which entitled them to an initial annual base salary of $500,000 and $568,000, respectively, which have subsequently been increased, and a target annual incentive bonus equal to 75% of their base salaries. Mr. Pratt entered into an offer letter with us in August 2019 in connection with his commencement of employment, which entitled him to an initial annual base salary of $425,000, which has subsequently been increased, and a target annual incentive bonus equal to 75% of his base salary. We have not entered into an employment agreement or offer letter with Ms. Aleman.

Each of our named executive officers is entitled to participate in our employee benefit plans. The severance payments and benefits to which each of our named executive officers are entitled are described under the “— Payments Upon Termination or Change of Control” section of this Proxy Statement. Each of our named executive officers was eligible to participate in the Company’s AIP for 2022.

Each of our named executive officers was granted non-qualified stock options in 2022. The non-qualified stock option awards listed in the Grants of Plan-Based Awards Table vest as to 20% of the underlying shares on each of the first five anniversaries of the date of grant, generally subject to continued employment through the applicable vesting date, have a ten-year term, and have an exercise price equal to the closing market price of the Company’s common stock on the date of grant. Each of our named executive officers was granted PSUs in 2022. The PSUs listed in the Grants of Plan-Based Awards Table may be earned as to 50% based on the Company’s TSR relative to the TSR for the companies included in the S&P 500 Health Care Index over a three-year performance period and as to 50% based on the Company’s three-year non-GAAP constant currency revenue growth rate. The PSUs, to the extent earned, vest after the end of the three-year performance period, generally subject to continued employment through the vesting date of the award. The maximum payout for PSUs is 200% of target. There is a post-vesting holding requirement for shares earned in respect of PSU awards of two years for the CEO and one year for other executive officers.

Outstanding Equity Awards

The table below sets forth the outstanding equity awards held by each of our named executive officers as of December 31, 2022.

Outstanding Equity Awards at Fiscal Year-End 2022

	Option Awards				Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

	(a)	(a)		(a)			(b)	(b)

Dr. Udit Batra, Ph.D.	14,030	21,047	$212.02	9/1/2030	3,931(c)	$1,346,682(c)	—	—
	5,397	21,592	$280.80	2/18/2031	—	—	17,806	$6,099,979
	—	30,390	$314.98	2/17/2032	—	—	20,636	$7,069,481

Amol Chaubal	1,718	6,874	$303.64	5/12/2031	1,976(c)	$676,938(c)	—	—
	—	8,883	$314.98	2/17/2032	—	—	6,032	$2,066,443

Jianqing Y. Bennett	1,423	5,695	$295.65	4/5/2031	2,706(c)	$927,021(c)	—	—
	—	7,013	$314.98	2/17/2032	—	—	4,762	$1,631,366

Jonathan M. Pratt	2,543	1,696	$211.30	10/10/2029	474(c)	$162,383(c)	—	—
	3,578	5,368	$224.37	2/12/2030	3,396(d)	$1,163,402(d)	—	—
	1,079	4,318	$280.80	2/18/2031	—	—	3,560	$1,219,585
	357	1,428	$301.67	5/3/2031	398(c)	$136,347(c)	—	—
	—	7,013	$314.98	2/17/2032	—	—	4,762	$1,631,366

Keeley A. Aleman	5,722	—	$154.33	2/17/2027	—	—	—	—
	3,655	914	$208.47	2/23/2028	—	—	—	—
	2,815	1,878	$238.52	2/26/2029	—	—	—	—
	1,525	1,018	$211.30	10/10/2029	284(c)	$97,293(c)	—	—
	3,578	5,368	$224.37	2/12/2030	3,396(d)	$1,163,402(d)	—	—
	1,187	4,750	$280.80	2/18/2031	—	—	3,916	$1,341,543
	—	5,376	$314.98	2/17/2032	—	—	3,650	$1,250,417

(a)

The expiration date for all non-qualified stock option grants is ten years from the date of grant. All non-qualified stock options vest as to 20% of the underlying shares on each of the first, second, third, fourth and fifth anniversaries of the date of grant, generally subject to continued employment through the applicable vesting date.

(b)

PSUs that vest upon the Compensation Committee’s determination of the achievement of the performance conditions stated in the award following the end of the three-year performance period on December 31, 2023 (for PSUs granted on February 18, 2021) and December 31, 2024 (for PSUs granted on February 17, 2022), generally subject to continued employment through that date. Amounts included in these columns are the number of PSUs that would be earned based upon maximum performance for PSUs granted on February 18, 2021 and February 17, 2022, in each case, as well as their value based on such numbers of PSUs multiplied by $342.58, which is the closing price of Waters common stock on December 31, 2022.

(c)

RSUs granted on September 1, 2020 to Dr. Batra vest as to one-third of the RSUs on each of the first, second and third anniversaries of the date of grant. RSUs granted to Mr. Chaubal and Ms. Bennett on

May 12, 2021 and April 5, 2021, respectively, RSUs granted to Mr. Pratt on October 10, 2019 and May 3, 2021 and RSUs granted to Ms. Aleman on October 10, 2019 vest as to 20% per year on each of the first five anniversaries of the date of grant. RSU grants are generally subject to continued employment through the applicable vesting date. Dollar amounts included in the column have been determined by multiplying the number of outstanding RSUs by $342.58, which was the closing price of Waters common stock on December 31, 2022.

(d)

PSUs that vested in February 2023 based on the achievement of the performance conditions stated in the award with respect to the three-year performance period ending on December 31, 2022. The amounts included are the number of PSUs that were earned based upon performance (164% of target for PSUs based on relative TSR and 141% of target for PSUs based on three-year non-GAAP constant currency revenue growth), as well as their value determined by multiplying the number of earned PSUs by $342.58, which is the closing price of Waters common stock on December 31, 2022.

Option Exercises and Stock Vested

The table below sets forth certain information regarding stock option awards exercised by, and shares of our common stock delivered upon vesting of PSUs and RSUs to, our named executive officers during the last fiscal year.

Option Exercises and Stock Vested Fiscal Year 2022
	Option Awards		Stock Awards
Name	Number of Securities Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
		(a)		(b)

Dr. Udit Batra, Ph.D.	—	—	3,930	$1,180,376

Amol Chaubal	—	—	494	$155,091

Jianqing Y. Bennett	—	—	676	$206,417

Jonathan M. Pratt	—	—	335	$96,619

Keeley A. Aleman	—	—	949	$291,728

(a)	Equals the Company’s stock price on the exercise date, minus the per share exercise price of the non-qualified stock option, multiplied by the number of shares acquired on exercise.

(b)	Equals the Company’s stock price on the vesting date multiplied by the number of shares acquired on vesting.

Non-Qualified Deferred Compensation

The table below summarizes non-qualified deferred compensation plan benefits in the last fiscal year for our named executive officers.

Non-Qualified Deferred Compensation
Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)

	(a)	(b)	(c)		(d)

Dr. Udit Batra, Ph.D.	—	—	—	—	—

Amol Chaubal	$80,049	$41,923	($3,942)	—	$118,030

Jianqing Y. Bennett	—	—	—	—	—

Jonathan M. Pratt	$116,870	$61,615	($66,933)	—	$398,552

Keeley A. Aleman	—	—	($13,186)	—	$64,263

(a)	Amounts in this column are also reported as salary (column (b)) in the Summary Compensation Table.

(b)

Amounts in this column represent Company contributions to the 401(k) Restoration Plan. These amounts are also reported under the All Other Compensation column (column (g)) in the Summary Compensation Table.

(c)

Amounts reported in this column reflect participant-directed earnings in investment vehicles that are consistent with those offered under the qualified 401(k) Plan, with the exception of Waters common stock, the self-directed Brokeragelink Option, and the Fidelity Managed Income Portfolio. These amounts are not included in the Summary Compensation Table because the earnings are not “above-market” or preferential.

(d)

The aggregate balance amounts under the 401(k) Restoration Plan include deferrals made for prior years. For individuals who were named executive officers in the years in which the deferrals were made, the amount of the deferred compensation was included in such individuals’ compensation as reported in the Summary Compensation Table included in the proxy statement for the applicable year.

All non-qualified deferred compensation contributions made by the named executive officers, or by the Company on behalf of the named executive officers, are made under the 401(k) Restoration Plan. The purpose of the 401(k) Restoration Plan is to allow certain executives and highly compensated employees to defer salary, commissions, and bonus payments to a non-qualified retirement plan in addition to the amount permitted to be deferred under the 401(k) Plan ($20,500 in 2022, or $27,000 if age 50 or older). The 401(k) Restoration Plan is also intended to permit participants to receive the additional matching contributions that they would have been eligible to receive under the 401(k) Plan if the Internal Revenue Service limits on compensation for such plan ($305,000 in 2022) did not apply. Upon termination of employment or retirement from the Company, account balances are distributed according to the payment option and form of payment (e.g., lump sum or installment payments) elected by the participant at time of deferral.

PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Non-Change of Control Severance-Related Agreements

Under his employment agreement, if Dr. Batra’s employment is terminated by the Company other than for cause (as defined in the employment agreement) or if he resigns for good reason (as defined in the employment agreement), Dr. Batra will be entitled to, subject to his execution of a release of claims and continued compliance with the restrictive covenants contained in the employment agreement, an amount equal to two times the sum of his base salary and target annual incentive compensation opportunity, payable over a period of 24 months following his termination of employment. In addition, Dr. Batra will be entitled to receive a lump sum payment equal to the amount that the Company would have paid in premiums under the life, accident, health, and dental insurance plans in which Dr. Batra and his dependents were participating immediately prior to the termination of his employment for the 24-month period following the date of such termination. Further, if Dr. Batra’s employment is terminated as a result of his death or disability or is terminated by us without cause or by him for good reason, the sign-on stock options and RSUs granted to him in 2020 in connection with his commencement of employment with us will vest in full. If Dr. Batra is employed on or after July 1 of the year in which his employment termination occurs, he will also be entitled to a pro-rata annual bonus for such year, based on actual performance. Dr. Batra will be subject to non-competition and non-solicitation restrictions for a period of two years following the termination of his employment.

In accordance with Mr. Chaubal’s letter agreement, if Mr. Chaubal’s employment is terminated by the Company other than for cause (as defined in the letter agreement) or if he resigns for good reason (as defined in the letter agreement), Mr. Chaubal will be entitled to receive, subject to his execution of a release of claims and continued compliance with the restrictive covenants contained in the letter agreement, continued base salary and target annual bonus for a period of 12 months following his termination of employment. In addition, Mr. Chaubal will be entitled to receive a lump sum payment equal to the amount that the Company would have paid in premiums under the life, accident, health, and dental insurance plans in which Mr. Chaubal and his dependents were participating immediately prior to the termination of his employment for the 12-month period following the date of such termination. Mr. Chaubal will be subject to non-competition and non-solicitation restrictions for a period of one to two years following the termination of his employment, depending on the circumstances of his termination.

Mss. Bennett and Aleman and Mr. Pratt do not have an offer letter or employment agreement with the Company that provides for severance benefits outside the change of control context.

Change of Control Severance-Related Agreements

Each of our named executive officers is party to an Executive Change of Control/Severance Agreement. These agreements provide for double-trigger accelerated equity vesting in connection with a change of control. Ms. Aleman entered into an amended and restated Executive Change of Control/Severance Agreement as of May 1, 2018 to, among other things, remove a legacy provision providing for the payment of a “gross up” for any excise tax under the “golden parachute” provisions of Section 280G and 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), as described below.

Cash Change of Control Severance Benefits

Under the terms of the Executive Change of Control/Severance Agreements with the named executive officers other than Dr. Batra, if the executive’s employment is terminated without cause (as defined in the agreement) or if the executive resigns for good reason (as defined in the agreement), in each case, in certain circumstances, during the period beginning nine months prior to, and ending 18 months following, a “change of control” of the Company (as defined in the agreement), the executive would be entitled to receive the following amounts in a lump sum payment:

•	two times annual base salary;

•	two times the greater of the annual accrued incentive plan payment in the year of termination or the target incentive plan payout; and

•	an amount equal to the amount the Company would have paid in premiums for 24 months of continued insurance benefit coverage (life, accident, health, and dental).

Under the terms of Dr. Batra’s agreement, if Dr. Batra’s employment is terminated without cause (as defined in the agreement) or he resigns for good reason (as defined in the agreement), in each case, in certain circumstances, during the period beginning nine months prior to, and ending 18 months following, a “change of control” of the Company (as defined in the agreement), he would be entitled to receive the following amounts in a lump sum payment:

•	three times annual base salary;

•	three times the greater of the annual accrued incentive plan payment in the year of termination or the target incentive plan payout; and

•	an amount equal to the amount the Company would have paid in premiums for 36 months of continued insurance benefit coverage (life, accident, health, and dental).

The foregoing amounts payable under the agreement are to be reduced by the amount of any severance or similar amounts paid or payable under Dr. Batra’s employment agreement or Mr. Chaubal’s letter agreement, as described above.

Equity-Related Termination and Change of Control Severance Benefits

For stock options and RSUs granted to each of our named executive officers, in the event of a termination of employment without cause or resignation for good reason, in each case, in certain circumstances, within nine months prior or 18 months following a change of control, all of the outstanding and unvested stock options and RSUs held by such individuals will become fully vested and exercisable upon such termination of employment. For stock options and RSUs granted to each of our named executive officers, in the event of a termination of employment due to the executive’s death, all of the outstanding and unvested stock options and RSUs held by such individuals will become fully vested and exercisable upon such termination of employment.

For PSUs granted to each of our named executive officers, if a change of control occurs, the Compensation Committee will determine the extent to which the performance criteria has been satisfied and the number of PSUs that are earned based on such performance criteria as of the change of control. If, in connection with the change of control, the earned PSUs are assumed or continued, or a new award is substituted for the earned PSUs and the named executive officer’s employment is terminated without cause or if the executive resigns for good reason within 18 months following the change of control, the earned PSUs will automatically vest in full. If, in connection with a change of control, the earned PSUs are not assumed or continued, or a new award is not substituted for the earned PSUs, the earned PSUs will automatically vest in full. If, the employment of a named executive officer terminates during the performance period of the PSUs due to the executive’s death, or the executive’s retirement, the PSUs will remain eligible to vest based on actual performance and, to the extent vested, will be settled at the end of the performance period or, if earlier, on a change of control, prorated for the number of days within the performance period as of the date of termination. Retirement means a termination of employment (other than for cause or at a time when cause exists) at any time the executive has reached age 60 with 10 years of service with the intention of concluding his or her working or professional career. As of December 31, 2022, none of our named executive officers have satisfied the age and service conditions under the retirement definition.

Other Terms

For purposes of the Executive Change of Control/Severance Agreements, “change of control” generally refers to the closing of a merger, consolidation, liquidation, or reorganization of the Company after which the Company does not represent more than 50% of the resulting entity; the acquisition of more than 50% of the voting stock of the Company; or the sale of substantially all of the Company’s assets.

The Executive Change of Control/Severance Agreements provide that, in the event that a named executive officer is subject to an excise tax under Section 4999 of the Code, he or she will be entitled to the greater of the following amounts, determined on an after-tax basis: (1) all payments that would be payable, without regard to the excise tax imposed under Section 4999 of the Code (the “Transaction Payments”), or (2) the portion of such Transaction Payments that provides the named executive officer with the largest payment possible without the imposition of an excise tax under Section 4999 of the Code.

Potential Post-Termination Payments Table

The following table and footnotes present potential payments to our named executive officers under various circumstances as if the executive’s employment had been terminated on December 31, 2022, the last day of fiscal 2022, and, as indicated below, if a change of control had also occurred on such date.

Potential Post-Termination Payments Table
Name	Termination/ Change of Control	Base Salary	Incentive Plan	Benefits	Accelerated Stock Options (c)	Accelerated Restricted Stock Units (d)	Accelerated Performance Stock Units (e)	Total Value of Post- Termination Payments (f)
Dr. Udit Batra, Ph.D.	Involuntary Termination by the Company without Cause or by the Executive for Good Reason	$2,080,000(a)	$2,600,000(a)	$51,883(a)	$2,747,896	$1,346,682	—	$8,826,461
	Disability	—	—	—	$2,747,896	$1,346,682	—	$4,094,578
	Death	—	—	—	$4,920,614	$1,346,682	$3,210,317	$9,477,613
	Involuntary Termination by the Company without Cause or by Executive for Good Reason Following Change of Control	$3,120,000(b)	$3,900,000(b)	$80,284(b)	$4,920,614	$1,346,682	$6,584,730	$19,952,310
Amol Chaubal	Involuntary Termination by the Company without Cause or by the Executive for Good Reason	$535,000(a)	$401,250(a)	$25,358(a)	—	—	—	$961,608
	Death	—	—	—	$512,844	$676,938	$343,950	$1,533,732
	Involuntary Termination by the Company without Cause or by Executive for Good Reason Following Change of Control	$1,070,000(b)	$802,500(b)	$50,715(b)	$512,844	$676,938	$1,033,221	$4,146,218

Potential Post-Termination Payments Table
Name	Termination/ Change of Control	Base Salary	Incentive Plan	Benefits	Accelerated Stock Options (c)	Accelerated Restricted Stock Units (d)	Accelerated Performance Stock Units (e)	Total Value of Post- Termination Payments (f)
Jianqing Y. Bennett	Involuntary Termination by the Company without Cause or by the Executive for Good Reason	—	—	—	—	—	—	—
	Death	—	—	—	$460,825	$927,021	$271,323	$1,659,169
	Involuntary Termination by the Company without Cause or by Executive for Good Reason Following Change of Control	$1,170,000(b)	$877,500(b)	$50,716(b)	$460,825	$927,021	$815,683	$4,301,745
Jonathan M. Pratt	Involuntary Termination by the Company without Cause or by the Executive for Good Reason	—	—	—	—	—	—	—
	Death	—	—	—	$1,375,946	$298,730	$1,440,891	$3,115,567
	Involuntary Termination by the Company without Cause or by Executive for Good Reason Following Change of Control	$1,170,000(b)	$877,500(b)	$53,083(b)	$1,375,946	$298,730	$2,188,744	$5,964,003
Keeley A. Aleman	Involuntary Termination by the Company without Cause or by the Executive for Good Reason	—	—	—	—	—	—	—
	Death	—	—	—	$1,528,028	$97,293	$1,417,939	$3,043,260
	Involuntary Termination by the Company without Cause or by Executive for Good Reason Following Change of Control	$844,600(b)	$548,990(b)	$4,558(b)	$1,528,028	$97,293	$2,059,248	$5,082,717

(a)

Represents two times the sum of Dr. Batra’s annual base salary and target annual incentive bonus award, and the amount the Company would have paid in premiums under the life, health, and dental insurance plans for 24 months for Dr. Batra and his dependents and one times the sum of Mr. Chaubal’s annual base salary and target annual incentive bonus award, and the amount the Company would have paid in premiums under the life, health, and dental insurance plans for 12 months for Mr. Chaubal and his dependents, determined based on base salary, target annual incentive bonus opportunity and premium costs, as applicable, as in effect on December 31, 2022.

(b)

Represents three times annual base salary, three times target annual incentive bonus award, and the value of 36 months of benefits continuation for Dr. Batra, and two times annual base salary, two times target annual incentive bonus award, and the value of 24 months of benefits continuation for each of Messrs. Chaubal and Pratt and Mss. Bennett and Aleman, in each case, determined based on base salary, target annual incentive bonus opportunity and premium costs, as applicable, as in effect of December 31, 2022. Also includes the unvested balance of a qualified medical expense reimbursement plan that would become vested upon change of control.

(c)

Represents the in-the-money value of 100% of the unvested portion of the executive’s stock options upon termination as it relates to a termination of employment in connection with a change in control or death or, for Dr. Batra, the in-the-money value of the unvested portion of Dr. Batra’s sign-on stock options in the event of an involuntary termination of employment by the Company without cause, by him for good reason, or by reason of his disability. The in-the-money stock option value is calculated by multiplying the number of stock options that would have vested upon such employment termination or change of control, as applicable, by the difference between $342.58, the closing price of our common stock on December 31, 2022, and the applicable per share exercise prices of such stock options.

(d)

Represents 100% of the unvested portion of the executive’s RSUs. The value of RSUs is calculated by multiplying the number of RSUs that would have vested upon such employment termination or change of control, as applicable, by $342.58, the closing price of our common stock on December 31, 2022.

(e)

Represents the value of the unvested PSUs assuming the target number of shares vested and became earned on December 31, 2022. The value of the PSUs is calculated by multiplying the target number of units that would have become earned and vested upon such employment termination by $342.58, the closing price of our common stock on December 31, 2022, prorated for the number of days within the performance period as of December 31, 2022, in the case of a termination due to death. The actual amount that can be earned in respect of PSUs will be dependent on actual performance measured at the end of the performance period.

(f)	The table does not give effect to any reduction in payments due to an excise tax imposed under Section 4999 of the Code.

CEO PAY RATIO DISCLOSURE

In accordance with SEC rules, we are required to disclose the ratio of the median of the annual total compensation of all of our employees (other than the CEO) to the annual total compensation of our CEO. Under these rules the median employee is only required to be identified once every three years if there have not been any changes in our employee population or compensation arrangements that we reasonably believe would significantly affect our pay ratio disclosure. After reviewing our employee population and compensation arrangements, we reasonably believe that there were no changes in 2022 that would significantly affect our pay ratio disclosure and, therefore, did not re-identify our median employee.

To identify the median of the compensation of all of our employees (other than our CEO), we used total cash compensation, including 2019 base salary and actual bonus paid in 2020 in respect of fiscal 2019 performance, with salaries annualized for those permanent employees who did not work for the full year. Reasonable estimates of cash compensation were made for those employees who were hired during 2020 using their 2020 base salary and target bonus amounts. Compensation for non-U.S. employees was converted to U.S. dollars based on average fourth quarter foreign currency exchange rates.

With respect to our median employee, we then identified and calculated the elements of such employee’s compensation for fiscal 2022 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2022 Summary Compensation Table in the Proxy Statement above. We determined that, for fiscal 2022, (1) the median of the annual total compensation of all of our employees, other than our CEO, was $74,492, and

(2) the 2022 annual total compensation of our CEO was $9,409,550. As a result, the estimated ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees (other than our CEO), was approximately 126-to-1.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above.

Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

PAY VERSUS PERFORMANCE
As discussed in the section “— Compensation of Directors and Executive Officers” above, our 2022 performance-based compensation (target annual incentive award and grant date value of long-term equity incentives (assuming target performance for PSUs)) represented approximately 88% of the target total direct compensation for our CEO, Dr. Batra, and approximately 78% of the target total direct compensation for all other named executive officers as a group. The table below summarizes the most important measures for determining NEO pay.

Most Important Measures for Determining Named Executive Officer Performance-Based Pay

Non-GAAP constant currency revenue

Non-GAAP net income

Relative total shareholder return
Our variable compensation includes annual incentives based on achievement of non-GAAP
constant currency revenue and
non-GAAP
net income performance goals, PSUs are based on our TSR relative to peers and three-year non-GAAP
constant currency revenue goals and stock options only have value if the price of our common stock appreciates after grant.
The Company has determined that
non-GAAP
net income is the financial performance measure that, in the Company’s assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the table) used by the Company in 2022 to link executive compensation actually paid (“CAP”) to the Company’s named executive officer to Company performance. Non-GAAP net income promotes executive team alignment, focuses the executive team on operational efficiencies and profitable growth, provides a long-term perspective among executives and drives long-term shareholder value.
Non-GAAP
net income is based on net income reported in accordance with GAAP but adjusted to exclude certain charges and credits that the Company considers not directly related to ongoing operations or overall performance of the Company.
The table below sets forth executive compensation and financial performance disclosures required in accordance with SEC rules. Executive CAP is calculated as prescribed under SEC rules and does not represent compensation in addition to what is disclosed under the section “— Compensation of Directors and Executive Officers” above.

Compensation Actually Paid Table
Year	Summary Compensation Table Total for Current PEO	Compensation Actually Paid to Current PEO	Summary Compensation Table Total for Former PEO	Compensation Actually Paid to Former PEO	Average Summary Compensation Table Total for Non-PEO NEOs	Average Compensation Actually Paid to Non-PEO NEOs	Value of Initial Fixed $100 Investment Based On:		GAAP Net Income	Non-GAAP Net Income
							Total Shareholder Return	Peer Group Total Shareholder Return
(a)	(b)	(c)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2022	$9,409,550	$10,833,283	N/A	N/A	$2,694,092	$2,823,562	$146.62	$109.38	$707,755,000	$725,192,000
2021	$8,653,559	$19,061,746	N/A	N/A	$2,443,255	$4,095,176	$159.47	$163.56	$692,843,000	$694,658,000
2020	$5,713,517	$6,977,473	$12,232,506	($5,656,107)	$1,919,848	$356,273	$105.89	$132.80	$521,571,000	$565,101,000

(b)
Represents the total from the Summary Compensation Table in each applicable year for Dr. Batra, who has served as the Company’s President and CEO effective September 1, 2020, and Mr. Christopher J. O’Connell, who transitioned from his position as President and CEO of the Company on September 1, 2020 and served as a senior advisor until December 31, 2020.

(c)
Represents the amount of CAP to Dr. Batra and, as applicable, Mr. O’Connell, as computed in accordance with Item 402(v) of Regulation
S-K.
The dollar amounts do not reflect the actual amount of compensation earned by or paid to Dr. Batra or Mr. O’Connell during the applicable year and were not considered by the Compensation Committee at the time it made decisions with respect to Dr. Batra’s or Mr. O’Connell’s compensation. See reconciliation below for adjustments made to the Summary Compensation Table to determine CAP for the relevant year.

(d)
Represents the average of the total from the Summary Compensation Table in each applicable year for other named executive officers as a group, other than the principal executive officers (Dr. Batra and Mr. O’Connell). The other named executive officers (excluding Dr. Batra and Mr. O’Connell) included for purposes of calculating the average amounts for each applicable year are as follows: (i) for 2022, Amol Chaubal, Jianqing Y. Bennett, Jonathan M. Pratt and Keeley A. Aleman; (ii) for 2021, Amol Chaubal, Jianqing Y. Bennett, Dr. Belinda G. Hyde, Jonathan M. Pratt and Michael F. Silveira; and (iii) for 2020, Sherry L. Buck, Dr. Michael C. Harrington, Ian S. King and Jonathan M. Pratt.

(e)
Represents the average amount of CAP to the other named executive officers as a group (excluding Dr. Batra and Mr. O’Connell), as computed in accordance with Item 402(v) of Regulation
S-K.
The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the other named executive officers as a group (excluding Dr. Batra and Mr. O’Connell) during the applicable year and were not considered by the Compensation Committee at the time it made decisions with respect to the compensation of the other named executive officers. See reconciliation below for adjustments made to the Summary Compensation Table to determine CAP for the relevant year.

(f)
Represents the cumulative total return on $100 invested in the Company’s common stock as of December 31, 2019 (the last day of public trading of the Company’s common stock in fiscal year 2019) through the last day of public trading of the Company’s common stock in the applicable fiscal year for which the cumulative total return is reported. The Company has not paid any dividends since its IPO.

(g)
Represents the weighted cumulative total return on $100 invested as of December 31, 2019 (the last day of public trading in fiscal year 2019) through the last day of public trading in the applicable fiscal year for which the cumulative total return is reported, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the SIC Code 3826 Index – Laboratory Analytical Instruments. The return of this index is calculated assuming reinvestment of dividends during the period presented.

(h)	Represents GAAP net income as disclosed in the Waters Corporation Annual Report on Form 10-K for the years ended December 31, 2022, 2021 and 2020, as applicable.

(i)
Represents
non-GAAP
net income as disclosed in the press releases attached to the Waters Corporation Current Reports on Form
8-K
filed with the SEC on February 15, 2023, February 1, 2022 and February 2, 2021 that contained the Company’s results of operations for the year ended December 31, 2022, 2021 and 2020, respectively, which can be found on the Company’s website at https://www.waters.com under the caption “Investors.” A reconciliation of GAAP to non-GAAP
net income can be found in such press releases.

The table below summarizes the reconciliation of compensation from the Summary Compensation Table above to compensation actually paid as calculated under SEC rules. The valuation assumptions used to calculate the fair values of options, RSUs and PSUs include the stock price as of the applicable measuring date and, in the case of PSUs, the probable outcome of the performance conditions as of the applicable measuring date (or actual performance results approved by the Compensation Committee as of the applicable vesting date). Otherwise, the assumptions used to calculate fair values did not materially differ from those used in our disclosures of fair value as of the grant date. The Company does not have a pension plan or equity awards that vest in the same year they are granted.

Reconciliation of Summary Compensation Table to Compensation Actually Paid Table
Executive Officer	Year	Summary Compensation Table Total	Reported Grant Date Value of Equity Awards	Year End Fair Value of Equity Awards Granted During the Year	Change in Fair Value of Equity Awards Granted in Prior Years that Vested During the Year	Year Over Year Change in Fair Value of Outstanding and Unvested Awards Granted in Prior Years	Amount Deducted for Forfeitures	Compensation Actually Paid
		(a)	(b)	(c)	(d)	(e)	(f)	(g)
Current PEO	2022	$9,409,550	($6,294,800)	$8,396,507	($859,208)	$181,234	—	$10,833,283
	2021	$8,653,559	($5,285,282)	$10,507,886	$1,581,675	$3,603,908	—	$19,061,746
	2020	$5,713,517	($4,999,866)	$6,263,822	—	—	—	$6,977,473
Former PEO	2020	$12,232,506	($6,134,183)	—	($697,354)	—	($11,057,076)	($5,656,107)
Average for Non-PEO NEOs	2022	$2,694,092	($1,510,829)	$1,962,571	($174,706)	($147,566)	—	$2,823,562
	2021	$2,443,255	($1,384,327)	$2,306,695	$49,978	$679,575	—	$4,095,176
	2020	$1,919,848	($1,269,585)	$952,400	($69,516)	($220,479)	($956,395)	$356,273

(a)	Represents the total from the Summary Compensation Table in each applicable year.

(b)	The grant date fair value of equity awards represents the total amounts reported in the “Stock Awards” and “Options Awards” columns in the Summary Compensation Table for the applicable year.

(c)
Represents the
year-end
fair value of equity awards granted in the applicable year that are outstanding and unvested as of the end of the year. Amounts included in this column, with respect to PSUs, represent the probability of achievement at each valuation date.

(d)
Represents the fair value of equity awards that vested during the applicable year on the date of vesting as compared with the fair value at the beginning of the applicable fiscal year. Amounts included in this column, with respect to PSUs, represent the probability of achievement at each valuation date.

(e)
Represents the change in fair value as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year. Amounts included in this column, with respect to PSUs, represent the probability of achievement at each valuation date.

(f)
Represents the fair value of equity awards forfeited during the applicable year as recomputed in accordance with FASB ASC Topic 718 on the date of forfeiture as compared with the fair value at the beginning of the applicable fiscal year.

(g)	Represents the total CAP from the Compensation Actually Paid Table.
Narrative Disclosure to the Compensation Actually Paid Table and the Reconciliation of Summary Compensation Table to Compensation Actually Paid Table
The cumulative total return of the Company’s common stock on December 31, 2022 as compared to December 31, 2019 was 147% as compared to 109% for the peer group presented for this purpose (the SIC Code 3826 Index – Laboratory Analytical Instruments).

The following graph compares CAP to the Company’s TSR, the peer group TSR and GAAP and non-GAAP
net income for the years ended December 31, 2022, 2021 and 2020.

Overall, the Company believes that the performance measures utilized in our incentive programs have appropriate alignment to the Company’s financial performance so that pay for performance incentivizes sustainable shareholder value creation.
The amount of CAP to Dr. Batra (and Mr. O’Connell, as applicable) and the average amount of CAP to the other named executive officers as a group (excluding Dr. Batra and Mr. O’Connell) is generally aligned with the Company’s cumulative TSR over the three years presented in the table. CAP is significantly impacted by changes in our stock price due to the fact that long-term equity incentives generally comprise more than 50% of our annual target total direct compensation for named executive officers and CAP includes the change in fair value for all equity awards that were outstanding and unvested at year-end
or awards that vested during the year. Non-qualified stock options and RSUs granted to our named executive officers generally vest over a period of five
years, while PSUs vest after the three-year performance period; therefore, CAP for a given year may include up to five years of equity awards, depending on an executive officer’s tenure, awards granted and applicable vesting periods. Furthermore, CAP will increase over the years for executive officers that have joined the Company within the last five years, as in the case of our recent new leadership, because the number of equity grants with open vesting periods held by the executive officer will increase each year until he or she reaches the maximum number of annual grants that remain unvested. In addition, CAP will be lower when an executive officer forfeits equity awards on a termination of service, as in the case of Mr. O’Connell and Ms. Buck at the end of 2020. In general, CAP increases when the Company’s stock price increases as compared with the prior year end and decreases when the Company’s stock price decreases as compared with the prior year end.
The amount of CAP to Dr. Batra (and Mr. O’Connell, as applicable) and the average amount of CAP to the named executive officers as a group (excluding Dr. Batra and Mr. O’Connell) is generally aligned with the Company’s net income over the three years presented in the table. The Company believes that net income growth drives shareholder value and, therefore, has included a non-GAAP
net income metric (weighted 50%) under the AIP and has chosen this as the Company Selected Measure for 2022. AIP generally represents
15%-20%
of our annual target total direct compensation.

DIRECTOR COMPENSATION

The table below summarizes the compensation for the Company’s non-employee Directors in the last fiscal year. Dr. Batra did not receive any compensation for his service as a director during 2022. The compensation Dr. Batra received in respect of his employment is included in the Summary Compensation Table in the Compensation Discussion and Analysis above.

Director Compensation Fiscal Year 2022

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Total ($)

	(a)	(b)	(c)

Linda Baddour	$115,000	$109,742	$109,899	$334,641

John M. Ballbach (resigned March 2022)	$25,000	$109,742	$109,899	$244,641

Daniel J. Brennan (appointed November 2022)	$8,918	$18,067	$18,249	$45,234

Edward Conard	$111,500	$109,742	$109,899	$331,141

Gary E. Hendrickson (resigned May 2022)	$35,116	$109,742	$109,899	$254,757

Dr. Pearl Huang, Ph.D.	$102,500	$109,742	$109,899	$322,141

Wei Jiang	$86,500	$109,742	$109,899	$306,141

Christopher A. Kuebler	$106,500	$109,742	$109,899	$326,141

Dr. Flemming Ornskov, M.D., M.P.H.	$339,000	$109,742	$109,899	$558,641

Thomas P. Salice (resigned July 2022)	$62,582	$109,742	$109,899	$282,223

Mark P. Vergnano (appointed November 2022)	$8,918	$18,067	$18,249	$45,234

(a)

Reflects Board and committee retainers and meeting fees earned in 2022, including any amounts elected to be deferred, without regard to any such election. In addition, for Dr. Ornskov, represents a one-time additional fee paid to him in 2022 in recognition of his extraordinary efforts related to Board member transition and Director recruitment.

In 2022, Mr. Kuebler elected to defer his retainer and fees into a cash-denominated account. Messrs. Conard, Hendrickson and Jiang and Dr. Huang elected to defer their 2022 retainers and fees in stock units as summarized in the table below.

Name	Fees Deferred in 2022		Aggregate Stock Unit Balance at Last FYE (#)
	Amount ($)	Number of Shares (#)

Edward Conard	$111,500	348.80	23,216.01

Gary E. Hendrickson	$35,116	108.83	—

Dr. Pearl Huang, Ph.D.	$102,500	320.67	569.48

Wei Jiang	$86,500	270.71	361.68

Christopher A. Kuebler	—	—	3,278.74

Dr. Flemming Ornskov, M.D., M.P.H.	—	—	822.16

(b)

Ms. Baddour, Messrs. Ballbach, Conard, Hendrickson, Jiang, Kuebler and Salice and Drs. Huang and Ornskov were each granted 301 shares of restricted stock on January 3, 2022, with a grant date fair value of $364.59 per share (which reflects the closing price of the Company’s common stock on the date of grant) and a vesting date of January 3, 2023. Messrs. Brennan and Vergnano were each granted 54 shares of restricted stock on November 23, 2022, with a grant date fair value of $334.57 per share (which reflects the closing price of the Company’s common stock on the date of grant) and a vesting date of November 23, 2023. Each of these restricted share grants was outstanding and held by the Directors on December 31, 2022, with the exception of Messrs. Ballbach, Hendrickson and Salice, who resigned from the Board in March, May and July 2022, respectively, and forfeited their unvested restricted stock as of their respective resignation date.

(c)

Ms. Baddour, Messrs. Ballbach, Conard, Hendrickson, Jiang, Kuebler and Salice and Drs. Huang and Ornskov were each granted 983 non-qualified stock options on January 3, 2022, with an exercise price of $364.59 (which reflects the closing price of the Company’s common stock on the date of grant), and a vesting date of January 3, 2023. Messrs. Brennan and Vergnano were granted 144 non-qualified stock options on November 23, 2022, with an exercise price of $334.57 per share (which reflects the closing price of the Company’s common stock on the date of grant) and a vesting date of November 23, 2023. The amount set forth in this column reflects the aggregate grant date fair value of non-qualified stock options, computed in accordance with FASB ASC Topic 718, disregarding the effect of estimated forfeitures. The assumptions used to calculate these amounts are disclosed in the Note 14 to the Annual Report. Messrs. Ballbach, Hendrickson and Salice each received a grant in January 2022 but forfeited their unvested stock options when they resigned in March, May and July 2022, respectively. The outstanding stock options held by Ms. Baddour, Messrs. Brennan, Conard, Jiang, Kuebler, Salice and Vergnano, and Drs. Huang and Ornskov on December 31, 2022, were 4,436, 144, 23,775, 1,520, 23,775, 22,792, 144, 2,335 and 11,430 options, respectively.

For 2022, cash compensation for the Board of Directors remained consistent with 2021, with the exception of the annual retainer for each non-employee Director, which was increased from $55,000 in 2021 to $70,000 in 2022. This increase was made following a review of market data, as described below.

For 2022, the annual retainer for each non-employee Director was $70,000, paid in quarterly installments, and a $1,500 fee for each Board and committee meeting attended. The annual Chairman retainer was $150,000 per year, paid in quarterly installments. The non-employee Chairman is eligible for both the annual retainer for non-employee Directors and the annual Chairman retainer and is also eligible for additional committee chair retainers and committee fees. In addition, in December 2022, the Board approved a one-time fee of $80,000 for Dr. Ornskov in recognition of his extraordinary efforts in 2022 related to Board member transitions and Director recruitment. For 2022, the annual retainers for each of the Finance Committee Chair and the Science and Technology Committee Chair were $10,000; the Compensation Committee Chair was $12,500; and the Audit Committee Chair and the Nominating and Corporate Governance Committee Chair were $15,000.

The annual Director equity awards granted on the first business day in January 2022 had a grant date fair value of approximately $220,000, with 50% of the value in the form of restricted stock and 50% in the form of non-qualified stock options. The number of non-qualified stock options was determined based on the Black-Scholes value on the date of grant. Both the restricted stock and non-qualified stock option grants to Directors have a one-year vesting term. In addition, the restricted stock and non-qualified stock option grant agreements provide for acceleration of any unvested awards upon the death of a Director while in service or in the event of a change of control. The per share exercise price of the annual stock option grant was equal to the closing price of the Company’s common stock on the grant date ($364.59 per share).

Messrs. Brennan and Vergnano each received an equity award grant upon their appointment to the Board, with 50% of the value in the form of restricted stock and 50% in the form of non-qualified stock options. The number of non-qualified stock options was determined based on the Black-Scholes value on the date of grant. Both the restricted stock and non-qualified stock option grants have a one-year vesting term and provide for acceleration of any unvested awards upon the death of a Director while in service or in the event of a change of control. The per share exercise price of the stock option grants for Messrs. Brennan and Vergnano were equal to the closing price of the Company’s common stock on the grant date ($334.57 per share).

All Directors are also reimbursed for expenses incurred in connection with their attendance at meetings. Directors who are full-time employees of the Company receive no additional compensation or benefits for service on the Board or its committees.

The Compensation Committee utilizes Pearl Meyer to provide advice on the structure of our Director compensation program. Pearl Meyer and the Compensation Committee utilize sources of data consistent with that used for the executive compensation assessment, which include the industry peer group of 17 publicly traded companies described above in the Compensation Discussion and Analysis.

The Company also sponsors the 1996 Non-Employee Director Deferred Compensation Plan, which provides non-employee Directors with the opportunity to defer 100% of retainer, meeting, and committee fees. Fees may be deferred to a cash-denominated account or invested in Company common stock units. If a Director elects to defer his or her fees in Company common stock units, the amount deferred is converted into common stock units by dividing the amount of fees payable by the average stock price of the Company’s common stock for the fiscal quarter. Fees deferred to a cash-denominated account are credited with an interest rate equal to the lesser of the Prime Rate plus 50 basis points or the maximum rate of interest that may be used without being treated as an “above market” interest rate under the SEC guidelines. In 2022, Messrs. Conard, Hendrickson and Jiang and Dr. Huang elected to defer fees into Company common stock units and Mr. Kuebler elected to defer his fees to a cash-denominated account. Former Director, Dr. Laurie H. Glimcher, M.D., had previously elected to receive her fees deferred to a cash-denominated account in three annual installments upon cessation of service and, as a result of her resignation in August 2020, received her third and final installment of $189,870 in cash in 2022, which represented her remaining balance of fees deferred in cash plus applicable interest. Messrs. Hendrickson and Salice previously elected to receive their fees deferred in Company common stock units upon cessation of service and, as a result of their resignations in May and July 2022, respectively, received 1,018 shares and 9,691 shares, respectively, which represent the balance of their fees deferred in common stock units.

Additionally, on March 27, 2023, the Board appointed Mr. Richard Fearon to the Board, effective as of the same date. Mr. Fearon will receive the standard compensation paid by the Company to all of its non-employee directors and as described above. Mr. Fearon received an equity award grant valued at $183,333 upon the effectiveness of his appointment to the Board, with 50% of such value in the form of restricted stock and 50% in the form of non-qualified stock options. The number of non-qualified stock options was determined based on the Black-Scholes value on the date of grant. Both the restricted stock and non-qualified stock option grants have a one-year vesting term and provide for acceleration of any unvested awards upon the death of a Director while in service or in the event of a change of control. The per share exercise price of the stock option grant for Mr. Fearon was equal to the closing price of the Company’s common stock on the grant date ($302.74 per share).

PROPOSAL 5 — OTHER BUSINESS

The Board does not know of any other business to be presented at the Annual Meeting. If any other matters properly come before the Annual Meeting, however, it is intended that the persons named in the enclosed form of Proxy will vote said Proxy in accordance with their best judgment.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth certain information regarding beneficial ownership of common stock as of March 24, 2023 by (i) each person or entity who is known to the Company to beneficially own five percent or more of the common stock, (ii) each of the Company’s Directors, director nominees, and named executive officers and (iii) all of the Company’s Directors, director nominees, and executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percentage of Outstanding Common Stock(1)

5% Shareholders

The Vanguard Group, Inc. (2)	6,803,307	11.5%

BlackRock, Inc. (3)	6,586,957	11.2%

Fundsmith LLP (4)	4,524,935	7.7%

The Bank of New York Mellon Corporation (and affiliates) (5)	3,689,116	6.3%

Directors and Named Executive Officers

Keeley A. Aleman (6)	39,781	*

Dr. Udit Batra, Ph.D. (6)	100,979	*

Linda Baddour (6)	6,852	*

Jianqing Bennett (6)	17,309	*

Dan Brennan	372	*

Amol Chaubal (6)	19,939	*

Edward Conard (6)(7)	98,317	*

Richard Fearon^	17	*

Dr. Pearl S. Huang, Ph.D (6)(7)	3,393	*

Wei Jiang (6)(7)	2,286	*

Christopher A. Kuebler (6)(7)	38,157	*

Dr. Flemming Ornskov, M.D., M.P.H. (6)(7)	15,405	*

Jonathan M. Pratt (6)	27,380	*

Mark P. Vergnano	3,557	*

All Directors and Executive Officers as a group (13 persons)	579,115	*

*	Represents less than 1% of the total number of the issued and outstanding shares of common stock.

^	Mr. Fearon was appointed as of March 27, 2023 such that his initial grant has not yet vested. Current shareholding reflects Waters shares purchased prior to his appointment to Waters’ board.

(1)

Percentages are based upon 59,020,233 shares of common stock outstanding as of March 24, 2023. The figures assume exercise by only the shareholder or group named in each row of all options for the purchase of common stock held by such shareholder or group which are exercisable within 60 days of March 24, 2023. The Directors and Executive Officers included in the group are those who were serving in such roles on March 24, 2023.

(2)

Amounts shown reflect the aggregate number of shares of common stock beneficially owned by The Vanguard Group, Inc. based on information set forth in Schedule 13G/A filed with the SEC on February 9, 2023. The Schedule 13G/A indicates that the Vanguard Group, Inc. was the beneficial owner with sole dispositive power as to 6,533,619 shares, shared dispositive power as to 249,668 shares, sole voting power as to zero shares, and with shared voting power as to 88,070 of the shares. The address of The Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, PA 19355.

(3)	Amounts shown reflect the aggregate number of shares of common stock beneficially owned by BlackRock, Inc. based on information set forth in Schedule 13G/A filed with the SEC on January 24,

2023. The Schedule 13G/A indicates that Blackrock, Inc. was the beneficial owner with sole dispositive power as to 6,586,957 shares, with shared dispositive power as to zero shares, with sole voting power as to 5,964,469 shares, and with shared voting power as to zero shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(4)

Amounts shown reflect the aggregate number of shares of common stock beneficially owned by Fundsmith LLP based on information set forth in Schedule 13G filed with the SEC on February 14, 2023. The Schedule 13G indicates that Fundsmith LLP was the beneficial owner with sole dispositive power as to 4,524,935 shares, with shared dispositive power as to zero shares, with sole voting power as to 4,502,606 shares and shared voting power as to zero shares. The address of Fundsmith LLP is 33 Cavendish Square, London, UK, W1G 0PQ.

(5)

Amounts shown reflect the aggregate number of shares of common stock beneficially owned by The Bank of New York Mellon Corporation based on information set forth in Schedule 13G/A filed with the SEC on January 27, 2023. The Schedule 13G/A indicates that (i) The Bank of New York Mellon Corporation was the beneficial owner with sole dispositive power as to 2,906,087 shares, with shared dispositive power as to 582,657 shares, with sole voting power as to 2,590,412 shares, and shared voting power as to 34 shares; (ii) BNY Mellon IHC, LLC was the beneficial owner with sole dispositive power as to 2,713,120 shares, with shared dispositive power as to 560,981 shares, with sole voting power as to 2,416,183 shares, and shared voting power as to zero shares; (iii) MBC Investments Corporation was the beneficial owner with sole dispositive power as to 2,713,120 shares, with shared dispositive power as to 560,981 shares, with sole voting power as to 2,416,183 shares, and with shared voting power as to zero shares; (iv) BNY Mellon Investment Management (Jersey) Limited was the beneficial owner with sole dispositive power as to 2,464,168 shares, with shared dispositive power as to 546,821 shares, with sole voting power as to 2,244,026 shares, and with shared voting power as to zero shares; (v) BNY Mellon Investment Management Europe Holdings Limited was the beneficial owner with sole dispositive power as to 2,464,168 shares, with shared dispositive power as to 546,821 shares, with sole voting power as to 2,244,026 shares, and shared voting power as to zero shares; (vi) BNY Mellon International Asset Management Group Limited was the beneficial owner with sole dispositive power as to 2,464,168 shares, with shared dispositive power as to 546,821 shares, with sole voting power as to 2,244,026 shares, and with shared voting power as to zero shares; (vii) BNY Mellon International Asset Management (Holdings) Limited was the beneficial owner with sole dispositive power as to 2,464,168 shares, with shared dispositive power as to 546,821 shares, with sole voting power as to 2,244,026 shares, and shared voting power as to zero shares; (viii) BNY Mellon International Asset Management (Holdings) No. 1 Limited was the beneficial owner with sole dispositive power as to zero shares, with shared dispositive power as to zero shares, with sole voting power as to zero shares, and with shared voting power as to zero shares; and (ix) Walter Scott and Partners Limited was the beneficial owner with sole dispositive power as to 2,464,168 shares, with shared dispositive power as to 546,821 shares, with sole voting power as to 2,244,026 shares, and shared voting power as to zero shares. The address of each of the foregoing entities is c/o The Bank of New York Mellon Corporation, 240 Greenwich Street, New York, New York 10286.

(6)

Includes share amounts which the named individuals have the right to acquire through the exercise of options which are exercisable within 60 days of March 24, 2023 as follows: Ms. Aleman: 37,786, Dr. Batra: 92,456, Ms. Bennett: 14,131, Ms. Baddour: 4,436, Mr. Brennan: 0, Mr. Chaubal: 17,475, Mr. Conard: 23,775, Mr. Fearon: 0, Dr. Huang: 2,335, Mr. Jiang: 1,520, Mr. Kuebler: 23,775, Dr. Ornskov: 11,430, Mr. Pratt: 20,367, and Mr. Vergnano: 0.

(7)

Excludes deferred compensation in the form of phantom stock, receipt of which may be, at the election of the Director, on a specified date at least six months in the future or upon his or her cessation of service as a Director of the Company.

ANNUAL REPORT ON FORM 10-K

The Company filed its Annual Report on Form 10-K for the year ended December 31, 2022 with the SEC on February 27, 2023. The Annual Report, including all exhibits, can also be found on the Company’s website (https://www.waters.com) and can be downloaded free of charge. Paper copies of the Annual Report, including the financial statements and schedules, may be obtained without charge from the Company. Paper copies of exhibits to the Annual Report are available, but a reasonable fee per page will be charged to the requesting shareholder. Shareholders may make requests in writing to the attention of the Director of Investor Relations at our principal executive offices at 34 Maple Street, Milford, Massachusetts 01757, calling the Director of Investor Relations of Waters at (508) 482-3448 or emailing investor_relations@waters.com.

SHAREHOLDER PROPOSALS FOR THE 2024 ANNUAL MEETING

Shareholder Proposals for Inclusion in the Proxy Statement for the 2024 Annual Meeting

If a shareholder wishes to have a proposal formally considered at the Company’s 2024 Annual Meeting of Shareholders (the “2024 Annual Meeting”) and included in the Company’s proxy statement for that meeting, the proposal must be in writing and received by the Secretary of the Company at the Company’s principal executive offices at 34 Maple Street, Milford, Massachusetts 01757 by no later than December 15, 2023, and the proposal must otherwise comply with the requirements of Rule 14a-8 under the Exchange Act.

Director Nominations for Inclusion in the Proxy Statement for the 2024 Annual Meeting

The Board has adopted a proxy access provision in the Bylaws that allows an eligible shareholder or group of up to 20 shareholders owning at least 3% of our common stock continuously for three years to nominate up to two individuals or 20% of the Board, whichever is greater, for election at the 2024 Annual Meeting, and to have those individuals included in our proxy statement for that meeting. If a shareholder or group of shareholders wishes to nominate one or more director candidates to be included in the proxy statement for the 2024 Annual Meeting pursuant to these proxy access provisions in Article I, Section 11 of the Bylaws, notice must be received by the Secretary of the Company at the Company’s principal executive offices no earlier than November 15, 2023 and no later than December 15, 2023 (subject to adjustment as described in the Bylaws), and the nomination must otherwise comply with the Bylaws.

Other Proposals or Director Nominations for Presentation at the 2024 Annual Meeting

If a shareholder wishes to present other business or nominate a director candidate at the 2024 Annual Meeting, notice must be received by the Secretary of the Company at the Company’s principal executive offices no earlier than January 24, 2024 and no later than February 23, 2024 (subject to adjustment as described in the Bylaws). Any such notice must include the information specified in the Bylaws.

In addition to satisfying the requirements of our Bylaws, including the notice deadlines set forth above and therein, to comply with the SEC’s universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must also comply with the additional requirements of Rule 14a-19 under the Exchange Act.

SHAREHOLDERS SHARING AN ADDRESS

Only one copy of our Annual Report, Proxy Statement, or Notice (as defined below) is being delivered to multiple security holders sharing an address, unless we have received instructions to the contrary from one or more of the shareholders.

We will undertake to deliver promptly upon written or oral request a separate copy of our Annual Report, Proxy Statement, or Notice to any shareholder at a shared address to which a single copy of either of those documents was delivered. To receive a separate copy of our Annual Report, Proxy Statement, or Notice, or if two shareholders sharing an address have received two copies of any of these documents and desire to only receive one in the future, you may write to the Director of Investor Relations at our principal executive offices at 34 Maple Street, Milford, Massachusetts 01757, call the Director of Investor Relations of Waters at (508) 482-3448, or email investor_relations@waters.com.

USER’S GUIDE

INFORMATION CONCERNING SOLICITATION AND VOTING

Date, Time, and Place of the Annual Meeting; Shareholder Questions

The Annual Meeting will be held on May 23, 2023 at 12:00 p.m., Eastern Time. The Annual Meeting will be a virtual meeting held exclusively via the Internet; you will not be able to attend the Annual Meeting in person. In order to attend and, potentially, to submit questions, you must register at www.proxydocs.com/wat. After you register, you will receive instructions via email, including your unique links that will allow you access to the Annual Meeting.

Our virtual Annual Meeting will allow shareholders to submit questions in two ways, both of which require that you be registered to attend the Annual Meeting. First, using your unique links provided at registration, shareholders may submit questions in advance of the Annual Meeting. Second, while viewing the Annual Meeting, shareholders may submit real-time questions via viewscreen.

During a designated question and answer period at the Annual Meeting, we will respond to appropriate questions submitted by shareholders. We will answer as many shareholder-submitted questions as time permits, and any questions that we are unable to address during the Annual Meeting will be answered following the meeting. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition.

The decision to hold a virtual meeting was made as part of our effort to maintain a safe and healthy environment for our Directors, members of management, and shareholders who wish to attend the Annual Meeting, in light of the ongoing COVID-19 pandemic. We believe that hosting a virtual meeting is in the best interests of the Company and its shareholders and enables increased shareholder attendance and participation because shareholders can participate from any location around the world.

Solicitation

This Proxy Statement is being furnished by the Board in connection with its solicitation of Proxies for use at the Annual Meeting. Solicitation of Proxies, which is being made by the Board, may be made through officers and regular employees of the Company by telephone or by oral communications with shareholders following the original solicitation. No additional compensation will be paid to officers or regular employees for such Proxy solicitation. The Company has retained Alliance Advisors, LLC to conduct a broker solicitation for a fee of $10,000, plus reasonable out-of-pocket expenses. Expenses incurred in connection with the solicitation of Proxies will be borne by the Company.

Voting Matters

The representation in person or by Proxy of a majority of the outstanding shares of common stock of the Company, par value $0.01 per share (the “common stock”), entitled to vote at the Annual Meeting is necessary to provide a quorum for the transaction of business at the Annual Meeting. Shares can only be voted if a shareholder is present via web conference, has voted via the Internet or by telephone, or is represented by a properly signed Proxy. Each shareholder’s vote is very important. Whether or not you plan to attend the Annual Meeting via web conference, please vote over the Internet or by telephone or sign and promptly return the Proxy card, which requires no additional postage if mailed in the United States. All signed and returned Proxies will be counted towards establishing a quorum for the Annual Meeting, regardless of how the shares are voted.

Shares represented by Proxy will be voted in accordance with your instructions. You may specify how you want your shares to be voted by voting on the Internet, by telephone, or by marking the appropriate box on the Proxy card. If your Proxy card is signed and returned without specifying how you want your shares to be voted, your shares will be voted as recommended by the Board, or as the individuals named as Proxy holders deem advisable on all other matters as may properly come before the Annual Meeting. The Proxy will be voted at the Annual Meeting if the signer of the Proxy was a shareholder of record on March 24, 2023 (the “Record Date”).

Any shareholder voting by Proxy has the power to revoke the Proxy prior to its exercise either by voting electronically at the Annual Meeting, by executing a later-dated Proxy or by delivering a signed written notice of the revocation to the Company, c/o Secretary, at 34 Maple Street, Milford, MA 01757 before the Annual Meeting begins.

As of the Record Date, there were 59,020,233 shares of common stock outstanding and entitled to vote at the Annual Meeting. Each outstanding share of common stock is entitled to one vote. There are no cumulative voting rights. For ten days prior to the Annual Meeting, a list of the shareholders entitled to vote at the Annual Meeting will be available for inspection at the Company’s principal executive offices at 34 Maple Street, Milford, MA 01757 for proper purposes relating to the Annual Meeting. During the Annual Meeting, such list will be available for inspection upon request.

Voting

To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the Annual Meeting via web conference. Shareholders have three options for submitting their votes: (1) via the Internet, (2) by phone, or (3) by mail using a paper proxy card. If you have Internet access, we encourage you to record your vote on the Internet. It is convenient for you, and it saves the Company significant postage and processing costs. In addition, when you vote via the Internet or by telephone prior to the Annual Meeting date, your vote is recorded immediately and there is no risk that postal delays will cause your vote to arrive late and therefore not be counted. Refer to your Notice or the email you received for electronic delivery of the Proxy Statement for further instructions on voting.

VOTE BY INTERNET	VOTE BY TELEPHONE	VOTE BY MAIL
https://www.proxypush.com/wat	866-307-0858	Mark, sign, and date the proxy card and return it in the enclosed postage-paid envelope.

24 hours a day/7 days a week	Toll-free 24 hours a day/7 days a week

Use the Internet to vote your Proxy. Have your proxy card in hand when you access the website.	Use any touch-tone telephone to vote your Proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, please do NOT mail back the proxy card. You can access, view and download the Proxy Statement and Annual Report at https://www.proxydocs.com/wat.

ELECTRONIC DELIVERY OF WATERS SHAREHOLDER COMMUNICATIONS

Notice of Electronic Availability of Proxy Statement and Annual Report

As permitted by SEC rules, Waters is making this Proxy Statement and its Annual Report available to its shareholders electronically via the Internet. On April 13, 2023, we mailed the Notice to our shareholders, which contains instructions on how to access this Proxy Statement and our Annual Report and vote by Internet. If you received the Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the Proxy Statement and Annual Report electronically or to receive a printed version in the mail. The Notice also instructs you on how you may submit your proxy over the Internet or via web conference at the Annual Meeting.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS:

The Proxy Statement and Annual Report are available at https://www.proxydocs.com/wat.

Whether or not you expect to attend the Annual Meeting via web conference, we urge you to vote your shares by phone, via the Internet, or, if you receive a paper copy of the Proxy Statement and Annual Report, by signing, dating, and returning the proxy card by mail at your earliest convenience. This will ensure the presence of a quorum at the Annual Meeting. Promptly voting your shares will save us the expense and extra work of additional solicitation. Submitting your proxy now will not prevent you from voting your shares at the Annual Meeting if you want to do so, as your vote by proxy is revocable at your option.

Waters YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: Waters Corporation Annual Meeting of Shareholders For Shareholders of record as of March 24, 2023 TIME: Tuesday, May 23, 2023 12:00 PM, Eastern Time PLACE: Annual Meeting to be held live via the Internet - please visit www.proxydocs.com/WAT for more details. This proxy is being solicited on behalf of the Board of Directors The undersigned hereby appoints Udit Batra and Keeley A. Aleman (the “Named Proxies”), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Waters Corporation which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. If you hold shares in any Employee Stock Purchase Plan, or 401(k) savings plan of the Company (the “Plans”), then this proxy card, when signed and returned, or your telephone or Internet proxy, will constitute voting instructions on matters properly coming before the Annual Meeting and at any adjournments or postponements thereof in accordance with the instructions given herein to the trustee for shares held in any of the Plans. Shares in each of the Plans for which voting instructions are not received by 5:00 P.M., Eastern Time, May 17, 2023, or if no choice is specified, will be voted by an independent fiduciary. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE P.O. BOX 8016, CARY, NC 27512-9903 INTERNET Go To: www.proxypush.com/WAT Cast your vote online Have your Proxy Card ready Follow the simple instructions to record your vote PHONE Call 1-866-307-0858 Use any touch-tone telephone Have your Proxy Card ready Follow the simple recorded instructions MAIL Mark, sign and date your Proxy Card Fold and return your Proxy Card in the postage-paid envelope provided You must pre-register to attend the meeting online and/or participate at www.proxydocs.com/WAT.

Waters Corporation Annual Meeting of Shareholders THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR ON PROPOSALS 1, 2 AND 3 THE BOARD RECOMMENDS THAT AN ADVISORY VOTE ON THE COMPENSATION FOR NAMED EXECUTIVE OFFICERS BE HELD EVERY 1 YEAR. PROPOSAL YOUR VOTE BOARD OF DIRECTORS RECOMMENDS 1. To elect directors to serve for the ensuing year and until their successors are elected; FOR AGAINST ABSTAIN 1.01 Dr. Flemming Ornskov, M.D., M.P.H. FOR 1.02 Linda Baddour FOR 1.03 Dr. Udit Batra, Ph.D. FOR 1.04 Dan Brennan FOR 1.05 Richard Fearon FOR 1.06 Dr. Pearl S. Huang, Ph.D. FOR 1.07 Wei Jiang FOR 1.08 Christopher A. Kuebler FOR 1.09 Mark Vergnano FOR FOR AGAINST ABSTAIN 2. To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023; FOR 3. To approve, by non-binding vote, executive compensation; FOR 1YR 2YR 3YR ABSTAIN 4. To approve, by non-binding vote, the frequency of executive compensation votes; and 1 YEAR 5. To consider and act upon any other matters which may properly come before the Annual Meeting or any adjournment thereof. You must pre-register to attend the meeting online and/or participate at www.proxydocs.com/WAT. Authorized Signatures - Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form. Signature (and Title if applicable) Proposal_Page - VIFL Date Signature (if held jointly) Date Please make your marks like this: X